Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed
Exhibit 10.17

DEVELOPMENT AND CLINICAL MASTER SERVICES AGREEMENT

This Development and Clinical Master Services Agreement (this “Agreement”) is effective as of December 17, 2020 (the “Effective Date”) by and between Halo Pharmaceutical, Inc. d/b/a Cambrex Whippany, a Delaware corporation (“Cambrex”), and Evelo Biosciences, Inc., a Delaware corporation (“Client”).

RECITALS

A. Client develops, markets and sells pharmaceutical products.

B. Cambrex provides clinical development, manufacturing, packaging and related analytical services to the pharmaceutical industry on a contract basis.

C. The parties entered into that certain partially binding Term Sheet as of August 14, 2020 (the “Term Sheet”) regarding a development and commercial supply arrangement, which was binding with respect to Tech Transfer Activities (as defined therein) and the purchase of Client Equipment.

D. Client now desires to engage Cambrex to provide certain services to Client as outlined in Proposal #1 and such future Proposals as the parties may agree, and Cambrex desires to provide such services, on the terms and subject to the conditions set out below.

ARTICLE 1
DEFINITIONS

1.1.    Glossary. The following capitalized terms have the indicated meanings, with grammatical variations having corresponding meanings:

“Affiliate” means, with respect to a person, any other person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such person. For the purposes of this definition only, "control" and, the terms "controlled by" and "under common control with", shall mean (a) the possession, directly or indirectly, of the power to direct the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, or (b) the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities or other ownership interest of a person.

“API” means the active pharmaceutical ingredient(s), whether chemical or biologic in nature, identified in a Proposal and provided by Client in accordance with Section 2.5(b)(i) (Provision of Materials) for Cambrex’s use in connection with the Services.

“Applicable Law” means all laws, statutes, ordinances, regulations, rules, judgments, decrees or orders, as amended from time to time during the Term, of any Authority: (a) with respect to Cambrex, in the United States or in any other jurisdiction in which Cambrex performs Services; and (b) with respect to Client, in any jurisdiction in which Client operates or performs activities in respect of this Agreement or in any jurisdiction in which API or Product is produced, marketed, distributed, made available, used or sold; it being understood, that cGMPs shall not constitute Applicable Law in respect of the Services to the extent such Services are not required to be provided in accordance with cGMPs pursuant to the applicable Proposal.
“Authority” means any governmental authority, department, body or agency or any court, tribunal, bureau, commission or other similar body, whether international, supranational, federal, state, provincial, county or municipal.

“Batch” means a defined quantity of Product or Clinical Stage Product, as applicable, that has been or is being manufactured in accordance with the Specifications.

“cGMPs” means current good manufacturing practices promulgated by Regulatory Authorities: (a) with respect to Cambrex, in the United States or in any other jurisdiction in which Cambrex performs Services; and (b) with respect to Client, in any jurisdiction in which Client operates or performs activities in respect of this Agreement or in any jurisdiction in which API or Product is produced, marketed, distributed, made available, used or sold; in each case as amended from time to time during the Term. In the United States, cGMPs includes 21 C.F.R. Parts 210 and 211.
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“Clinical Manufacturing Services” means manufacturing or packaging Services (and related testing Services) that Cambrex shall perform to produce Clinical Stage Product.

“Clinical Stage Product” means finished or semi-finished Product that (i) is intended for use in human clinical trials or biostudies or (ii) is necessary to support Client’s regulatory submissions for Product approvals by Regulatory Authorities.

“Components” means, collectively, all General-Supply Components and Product-Specific Components.

“Facility” means (i) in respect of manufacturing, testing and non-testing Services, the facility operated by Cambrex located at 30 North Jefferson Road, Whippany, New Jersey, 07981, USA, (ii) in respect of testing Services, the facilities operated by an Affiliate of Cambrex located at 3501 Tricenter Boulevard, Suite C, Durham, North Carolina, 27713, USA or at 104 Gold Street, Agawam, MA, 01001, USA, or (iii) any other facility approved by Client in writing from time to time (including in a Proposal and pursuant to Section 2.8 (Approved Subcontractors)).

“Fault” means a party’s recklessness, gross negligence, willful misconduct, fraud or violation of Applicable Law; and with respect to Clinical Stage Product only, material breach of the Quality Agreement, or failure to follow any written manufacturing procedures (or deviations therefrom) to which the parties have mutually agreed.

“FDA” means the United States Food and Drug Administration or any successor thereto.

“General-Supply Components” means all excipients, components, consumables, raw materials, packaging, and other items that (a) are incorporated into or used to produce Product in accordance with each Proposal and (b) are not procured by Cambrex specifically for use in the manufacture of Product with the prior approval of Client. For clarity, General-Supply Components do not include Client Equipment, API, or other Client-Supplied Materials.

“Intellectual Property” means any and all intellectual property and embodiments thereof, including patents, patent applications, trademarks, trademark applications, tradenames, copyrights, industrial designs, trade secrets, and know-how, together with any and all right, title and interest therein and thereto.

“Invention” means any innovation, improvement, development, discovery, method, know-how, process, technique, work of authorship, or similar invention, whether or not written or otherwise fixed in any form or medium and whether or not patentable or copyrightable, that is generated, conceived, or reduced to practice by either party (or any of its employees, independent contractors, subcontractors or agents), or jointly by the parties, in connection with this Agreement; and all Intellectual Property rights therein.

“Latent Defect” means any non-conformity that causes Clinical Stage Product to be Non-Conforming Product and that could not reasonably be detected by visual inspection or the analytical methods used to characterize the Product at the time of release.

“Non-Conforming Product” means Clinical Stage Product resulting from Clinical Manufacturing Services hereunder that either (a) has been delivered by Cambrex hereunder and fails to meet the warranty set forth in Section 6.3(e) (Cambrex Warranties), or (b) was not delivered by Cambrex but would have failed to meet such warranty had it been so delivered.

“Product” means a pharmaceutical product containing the API or placebo, as identified in a Proposal, which is the subject of the Services. The term Product includes Clinical Stage Product unless the context requires otherwise.

“Product-Specific Components” means all excipients, components, consumables, raw materials, packaging (including, as applicable, syringes, cartons, labels, product inserts and containers), and other items that (a) are incorporated into or used to produce Product in accordance with a Proposal, and (b) are procured by Cambrex specifically for use in the manufacture of Product with the prior approval of Client. For clarity, Product-Specific Components do not include Client Equipment, API and other Client-Supplied Materials.

“Proposal” means a separate proposal that defines the scope of work to be performed by Cambrex and the responsibilities of the parties with respect to such work, and that has been signed by both parties, as amended from time to time in accordance with this Agreement.

“Regulatory Authority” means any Authority responsible for granting marketing, distribution and related approvals for pharmaceutical, medicinal or therapeutic device products intended for human use in the jurisdictions included in
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the definition of Applicable Law, as applicable to each party, with respect to the Products, the Services, and each party’s obligations hereunder.

“Services” means all work that Cambrex performs pursuant to a Proposal, including analytical services, development services, Product maintenance and testing services, pre-commercial/clinical manufacturing services or pre-commercial/clinical packaging services, and other Product-related services as the parties may agree from time to time. The term Services includes Clinical Manufacturing Services unless the context requires otherwise.

“Specifications” means, with respect to a Product, all written Product specifications agreed to by the parties in the applicable Proposal.

“Third Party” means any person or entity that is not a party to this Agreement or an Affiliate of a party to this Agreement.

1.2.    Index. The following capitalized terms are defined in the section of this Agreement indicated below, with grammatical variations having corresponding meanings:

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Term	Section
Agreement	Introductory paragraph
Cambrex	Introductory paragraph
Cambrex Deficiency Notice	Schedule A, 1(a)
Cambrex Indemnitees	7.2(b)
Cambrex Inventions	9.2(b)
Change of Scope	2.2
Client	Introductory paragraph
Client Equipment	2.4(a)(iii)
Client Deficiency Notice	Schedule A, 1(b)
Client Indemnitees	7.2(a)
Client Inventions	9.2(a)
Client-Supplied Materials	2.5(b)(i)
Commercial Supply Option	2.9
Confidential Information	8.1(a)(i)
Dedicated Equipment	2.4(a)(iii)
Deliverables	2.6(a)
Disclosing Party	8.1(a)(i)
Dispute	10.1
Effective Date	Introductory paragraph
Equipment	2.4(a)(iii)
Facilitator	10.1
Indemnification Claim	7.2(c)
Indemnification Claim Date	7.2(c)
Initial Proposal	2.1
Losses	7.2(a)
Proprietary IP	9.1
Quality Agreement	4.5
Recall	2.4(d)
Receiving Party	8.1(a)(i)
Records	4.2(a)
Representatives	8.1(a)(i)
Retain Samples	4.2(b)
Term	5.1
Term Sheet	Recitals
Third Party Claim	7.2(a)

ARTICLE 2
SERVICES

2.1    Proposals. From time to time during the Term, the parties may negotiate and enter into a Proposal. Each Proposal shall clearly define the Services, the Product, and the responsibilities of the parties with respect to the project work, and will include a scope of work, pricing and, if appropriate, payment schedule, Client-Supplied Materials, Components, and such other terms as the parties deem appropriate. Each Proposal shall be subject to, and shall incorporate by reference, all of the terms and conditions of this Agreement. To the extent any terms or conditions of a Proposal conflict with the terms and conditions of this Agreement, the terms and conditions of this Agreement shall control, except to the extent that such Proposal expressly and specifically states an intent to supersede this Agreement on a specific matter. The initial Proposal agreed by the parties is attached to this Agreement as Schedule B-1 (the “Initial Proposal”). For clarity, an initial draft of the Initial Proposal was also
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attached to the Term Sheet, and this Agreement will supersede and replace the Term Sheet as to the performance of Services under the Initial Proposal. For ease of administration, following signature, the parties shall append each subsequent Proposal to Schedule B of this Agreement (e.g., as a successive Schedule B-2, B-3, etc.), provided, that the parties’ failure to so append any such Proposal that references this Agreement shall not limit, negate or otherwise affect the effectiveness of such Proposal, which shall become effective upon signature by the parties.

2.2.    Changes to Services.

(a)    Change of Scope. Any material change in the scope or details of a Proposal or the assumptions upon which a Proposal is based (including (i) postponement of the agreed starting date for any Services or suspension of any Services by Client and (ii) changes to the Specifications or master batch record applicable to such Proposal) shall require a written amendment to the Proposal (such written amendment, a “Change of Scope”), regardless of whether the change requires any change in pricing or timelines. To the extent any Change of Scope involves changes in the pricing or timelines under such Proposal, any such change in pricing or timelines shall be set forth in such Change of Scope. Each Change of Scope will become effective when, and Cambrex shall not be obligated to perform any modified or additional Services until, it has been signed by both parties. Cambrex will be given a reasonable period of time within which to implement the changes. Both parties shall act promptly and in good faith when considering a Change of Scope requested by the other party. Where changes are at Client’s request for the purpose of enabling Client to comply with its commitments to Regulatory Authorities relating to submissions for Product approvals or required by Applicable Law, Cambrex shall not unreasonably withhold, condition or delay its consent to such change. Where a Change of Scope involves changes to the Specifications or master batch record applicable to any Proposal, or any other technical change, Section 2.2(b) (Specifications Amendments and Technical Changes) shall also apply.

(b)    Specifications Amendments and Technical Changes. Without limiting Section 2.2 (Change of Scope), changes to a Product’s Specifications or master batch record or to the Quality Agreement, and any other technical changes to Services, requested by either party will be implemented only following a technical and cost review by the parties, and are subject to Client and Cambrex reaching agreement on (i) appropriate revisions to prices and any other impacted fees under this Agreement and applicable Proposals due to increases or decreases in Cambrex’s costs and (ii) a timeframe for implementation by Cambrex. The parties will memorialize such agreement by executing appropriate Proposals, Changes of Scope or amendments to this Agreement, as applicable, in accordance with Section 11.5 (Entire Agreement; Amendments; Waivers). Where changes are at Client’s request (including for the purpose of enabling Client to comply with its commitments to Regulatory Authorities relating to submissions for Product approvals) or required by Applicable Law, Client shall purchase from Cambrex (to the extent not yet paid for), and Cambrex shall (at Client’s election and at Client’s cost) deliver to Client or destroy, all inventories of Product-Specific Components, finished or unusable work-in-process Product or other Product-specific items rendered obsolete as a result of such amendment.

2.3.    Development Activities; Approval Support; Regulatory Matters.

(a)    Approval Support. Cambrex shall engage in various development activities and perform various tests as necessary for receipt of Regulatory Authority approval for the development and manufacture of Products, including without limitation, being prepared for pre-approval inspections by Regulatory Authorities and performing other development and regulatory activities; in each case as set forth in the Initial Proposal or subsequent Proposals.
(b)    Regulatory Filings. Client shall have the sole responsibility for filing all Product-specific documents with all Regulatory Authorities and taking any other actions that may be required for the receipt or maintenance of Regulatory Authority approval for the development and manufacture of Products. Cambrex shall have the sole responsibility for filing all documents with Regulatory Authorities and taking any other actions that may be required for the receipt or maintenance of Regulatory Authority licensure of the Facility, subject to reasonable consultation with Client with respect to the form and substance of such filings to the extent such filings are specific to or reference Products. Cambrex shall be responsible for all costs and expenses related to the maintenance of the Facility in compliance with Applicable Law. Cambrex shall manufacture the Product at the Facility, shall not change the location of the Facility, and shall not change any systems or equipment involved in the manufacture of the Products or the provision of Services that, in each case, would require a change to the Specifications or require Client to make any regulatory filing related to the Product, except with Client’s prior written consent.

(c)    Assistance with Regulatory Filings. Cambrex shall provide Client with such information and assistance as Client may reasonably require for purposes of applying for and maintaining all Regulatory Authority filings and approvals for the Products, including without limitation, providing Client with all reports, authorizations, certificates, methodologies, specifications and other documentation in the possession or under the control of
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Cambrex relating to the pharmaceutical/technical development and manufacture of Products or any component thereof needed for Client’s filings. Cambrex reserves the right to require a new Proposal should the scope of requested activities exceed standard requests for assistance with Regulatory Authority filings and approvals. Cambrex hereby grants Client an irrevocable, worldwide, paid-up license to use such information or data and any Intellectual Property rights reflected in such documentation, solely for the purpose of obtaining and maintaining all Regulatory Authority filings and approvals for the Products.

2.4.    Cambrex Responsibilities. In consideration of Client’s payment of the fees due under, and the other terms and conditions of, this Agreement, Cambrex shall perform the Services at the Facility in accordance with this Agreement (including the applicable Proposal). To this end:

(a)    Materials & Equipment.

(i)    Client-Supplied Materials. Upon Client’s delivery of Client-Supplied Materials to Cambrex in accordance with Section 2.5(b)(i) (Provision of Materials), Cambrex shall: (A) visually inspect Client-Supplied Materials upon receipt to verify their identity and quantity and to identify any patent defects (i.e., defects that are not Latent Defects), (B) promptly test any Client-Supplied Material only to the extent expressly required by the applicable Proposal or the Quality Agreement, (C) promptly notify Client if it detects a defect in Client-Supplied Materials and follow Client’s reasonable written instructions in respect of return or disposal of defective Client-Supplied Materials, at Client’s cost, (D) store Client-Supplied Materials at the Facility in consideration for the monthly fee agreed in each applicable Proposal, under suitable conditions in accordance with the specifications therefor (as included in the Specifications or the Proposal, or otherwise agreed by the parties in writing) and Applicable Law, (E) use Client-Supplied Materials only to provide the Services, and (F) use commercially reasonable efforts to minimize the loss or waste of API and other Client-Supplied Materials. Cambrex shall not be liable for any defects in Client-Supplied Materials, or in Services or Product as a result of defective Client-Supplied Materials, unless and to the extent Cambrex failed to properly perform the foregoing obligations.
(ii)    Components. Cambrex shall procure and purchase from reputable suppliers on behalf of and in the name of Client all Components that are necessary for Cambrex to perform the Services. Cambrex shall test all such Components as set forth in the applicable Proposal or Quality Agreement. Unless otherwise specified in a given Proposal, Cambrex shall charge through to Client its out-of-pocket costs in connection with the purchase of Components (including taxes, shipping, insurance, etc. but excluding late payment or other vendor fees arising from Cambrex’s wrongful act or omission vis-à-vis such vendor) at Cambrex’s actual cost plus, solely with respect to Product-Specific Components, a [***] administrative fee. Cambrex shall test all Components after receipt at the Facility to the extent required by the Proposal or the Quality Agreement. Without limiting any obligations of Cambrex with respect to quality of Components and conformance with the Specifications, Cambrex will use commercially reasonable efforts to minimize the cost of Components procured by Cambrex pursuant to this Section 2.4(a)(ii). From time to time, Client may suggest to Cambrex that it procure one or more Product-Specific Components from a particular Third Party Component supplier, and in such event (A) Sections 2.2 (Changes to Service) and 3.1(b) (Changes to Pricing) shall apply and (B) Client shall audit and qualify such Client-designated suppliers as necessary. At Client’s written request, Cambrex will perform such audit and qualification activities and may charge Client the fees set forth on Schedule G in consideration for such services. Following the initial qualification of any such supplier, Cambrex will procure the supply of the applicable Product-Specific Components from such supplier on terms and conditions reasonably acceptable to Cambrex and will be responsible for the ongoing management of such supplier as set forth in the Quality Agreement.

(iii)    Equipment. Except as the parties may agree in a given Proposal or otherwise in writing from time to time, Cambrex shall procure and provide at its cost all equipment needed to perform the Services. Any equipment dedicated to Client (“Dedicated Equipment”) may be either (A) purchased by Cambrex at Cambrex’s actual cost plus a [***] administrative fee or (B) purchased directly by Client and supplied to Cambrex DDP (Incoterms 2020) the Facility at Client’s sole cost. Client has procured and provided to Cambrex the equipment set forth on Schedule D (the “Client Equipment,” and together with other Dedicated Equipment that may be purchased in the future, the “Equipment”). Client shall retain title to the Equipment. Cambrex shall use the Equipment only for the purposes of providing the Services hereunder to Client and shall be responsible for maintaining all Equipment in good working order, subject to customary wear and tear. Client shall insure Client Equipment against loss and damage and shall be responsible for extraordinary repairs to Client Equipment not caused by Cambrex’s fault.

(b)    Clinical Supply. The following shall apply only in respect of Clinical Manufacturing Services:

(i)    Batch Number. Cambrex will assign each Batch a unique batch number using Cambrex’s batch numbering system. This batch number will appear on all documents relating to the particular Batch.
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(ii)    Packaging. Cambrex shall package Clinical Stage Product as required in the Proposal. For clarity, packaging may be in bulk or in primary or secondary packaging. Cambrex shall imprint or affix the batch number onto the Clinical Stage Product as described in the Specifications and required by the Quality Agreement and cGMPs. Cambrex’s name shall not appear on any Clinical Stage Product packaging except to the extent required by any Applicable Law or consented to in writing by Cambrex.

(iii)    Quality Control. Cambrex shall perform quality control and quality assurance testing of Clinical Stage Product as and to the extent required by the Quality Agreement (or, if there is no Quality Agreement, the Proposal). Batch review and release to Client shall be the responsibility of Cambrex’s quality assurance group. Cambrex shall perform such Batch review and release responsibilities in accordance with Cambrex’s standard operating procedures, except to the extent such procedures conflict with any procedures prescribed by the Quality Agreement or the applicable Proposal. Unless prevented by significant deviations or failures, or agreed to in writing by Client, Cambrex will complete its Batch review within three (3) calendar weeks following completion of Clinical Stage Product production. Client shall review and respond to any Batch investigational report provided by Cambrex within ten (10) business days. Each time Cambrex delivers a Batch to Client, Cambrex shall provide Client with a certificate of compliance and any other certificates required under the Quality Agreement, which shall include, if Cambrex is responsible for Product testing, a certificate of analysis. At Client’s reasonable request and expense, Cambrex will provide copies of additional Batch documentation, such as Batch manufacturing records, lot packaging records, equipment data printouts, raw material data, and laboratory notebooks.

(c)    Non-Conforming Services. Subject to Section 3.5 (Pre-Validation Batches), in the event of an error by Cambrex in performing Clinical Manufacturing Services, the terms of Schedule A shall govern. In the event of a material error by Cambrex in performing any other Services, Cambrex shall, in agreement with Client, repeat the relevant Services at Cambrex’s cost, and if such error is caused by Cambrex’s Fault, then Cambrex will also reimburse Client for the cost of the necessary Client-Supplied Materials (subject, for the avoidance of doubt, to Section 7.1(b) (API)).

(d)    Stock Recovery & Recalls. Each party shall promptly notify the other party by telephone (confirmed by written notice) of any information of which it becomes aware that might affect the safety, efficacy or marketability of any Clinical Stage Product or that could reasonably be expected to result in the following: any Authority’s request or requirement of, or Client’s reasonable determination of the need for (i) a stock recovery of Clinical Stage Product used in human clinical trials or biostudies or (ii) a recall of Clinical Stage Product sold commercially under an Emergency Use Authorization (EUA) or other authorization for commercial sale (each of (i) and (ii), a “Recall”). The conduct of and regulatory filings for any Recall shall be controlled, implemented and made by Client, and Cambrex will co-operate in such Recall as reasonably requested by Client, having regard to all Applicable Law. Client shall provide Cambrex a reasonably detailed description of those portions of any submission to a Regulatory Authority in respect of any Recall that could reasonably be expected to impact Cambrex’s performance of the Services. Client shall bear the cost of any Recall and reimburse Cambrex for the expenses incurred by Cambrex in connection with any Recall; unless such Recall is caused primarily by Cambrex’s gross negligence, recklessness, willful misconduct, material breach of the Quality Agreement, failure to follow any written manufacturing procedures (or deviations therefrom) to which the parties have mutually agreed, or violation of cGMPs (to the extent applicable), in which case Cambrex will reimburse Client for Client’s reasonable, actual and documented out-of-pocket administrative and logistical expenses of conducting such Recall and will bear the expenses incurred by Cambrex in connection with such Recall. For clarity, to the extent that a Recall involves Clinical Stage Product that is alleged to be Non-Conforming Product, the parties’ respective rights and remedies with respect to such Clinical Stage Product shall be governed by Schedule A.

2.5.    Client Responsibilities. In support of Cambrex’s provision of the Services under this Agreement, Client shall provide certain information, oversight and materials in accordance with this Agreement (including the applicable Proposal). To this end:

(a)    Information & Oversight. Unless otherwise agreed by the parties in writing or in a given Proposal, Client shall (i) provide complete and accurate scientific data regarding each project described in a Proposal and Client’s requirements for such project, including test methods and development, formulation, fill and finish of the Product, if applicable, (ii) provide Cambrex with complete and accurate information necessary to develop the Proposal, including scope of work and estimated or fixed costs, (iii) review and approve all specifications and protocols for work and Product, and (iv) if applicable, review and approve all in-process and finished Product test results to ensure conformity of such results with the Specifications.

(b)    Client-Supplied Material.
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(i)    Provision of Materials. Except as expressly set forth in a Proposal, Client will provide all samples, reference standards, API, certificates of analysis and other materials (collectively, “Client-Supplied Materials”), as applicable, required for Cambrex to perform such Proposal. Client shall, at its sole cost and expense, deliver all Client-Supplied Materials to Cambrex DDP (Incoterms 2020) the Facility in the quantities and at the times specified in the Proposal or otherwise agreed in writing by the parties. Client shall be responsible at its expense for securing any necessary export or import, or similar clearances or governmental permits required in respect of the provision of Client-Supplied Materials to Cambrex. Title to and, subject only to Sections 2.4(a)(i) (Client-Supplied Materials), 2.4(c) (Non-Conforming Services), and Schedule A (and then, for the avoidance of doubt, subject to Section 7.1(b) (API)), risk of loss of Client-Supplied Materials shall at all times remain with Client, and Client will insure Client-Supplied Materials at Client’s cost. Client-Supplied Materials shall not include any “controlled substances” within the meaning of Applicable Law.

(ii)    Failure to Supply. If Client refuses or fails to timely supply conforming Client-Supplied Materials, Cambrex reserves the right, in its reasonable discretion, to treat such failure as a postponement by Client of the affected part of the applicable Proposal under Section 3.1(c) (Cancellations and Postponements), which right Cambrex may exercise by providing written notice to Client of its election to treat such refusal or failure as a postponement effective immediately upon Client’s receipt of such notice.

(iii)    Safety Information. Prior to the signing of any Proposal, Client shall have provided Cambrex with all environmental, health and safety information available to Client relating to Client-Supplied Materials or Product, including available material safety data sheets. Client shall promptly provide Cambrex any updates to such documentation that become available for so long as Cambrex is performing Services using such Client-Supplied Materials or Product.

(c)    Clinical Supply. If requested by Client, upon successful completion of development work, including any applicable information or technology transfer or setup, contemplated under the applicable Proposal(s) relating to Clinical Stage Product, Cambrex will provide Clinical Manufacturing Services to Client with respect to that Product. The following shall apply only in respect of Clinical Manufacturing Services, to the extent applicable:

(i)    Packaging. Client shall be solely responsible for developing and providing to Cambrex all artwork, advertising and labeling in connection with Clinical Stage Product packaging, including all associated content and Intellectual Property matters. Client may, in its sole discretion and at its cost, make changes to Product packaging, including labels, inserts and cartons, subject to an appropriate Change of Scope, as applicable.

(ii)    Quality Control. As between the parties, Client shall have sole responsibility for the release of Clinical Stage Product to clinical trial sites or other human use, and for handling clinical trial site and participant matters.
(iii)    Commercial Use. Nothing herein shall prevent or prohibit Client from selling on a commercial basis any Clinical Stage Product that has been approved for commercial sale under an Emergency Use Authorization (EUA) or other authorization for commercial sale by Regulatory Authorities. For the avoidance of doubt, in the event Client receives such authorization, Cambrex shall continue to supply Clinical Stage Product to Client for resale on a commercial basis according to the terms hereof until the earlier of (A) the expiration or termination of this Agreement or (B) the date the parties execute a Commercial Manufacturing Services Agreement.

2.6.    Shipment & Storage. Unless and to the extent otherwise specified in a given Proposal:

(a)    Risk of Loss; Title. Cambrex shall deliver all data, results, reports, Product, samples, and other deliverables to be delivered pursuant to a Proposal, including with each Batch delivery a certificate of compliance and any other certificates required under the Quality Agreement, which shall include, if Cambrex is responsible for Product testing, a certificate of analysis (“Deliverables”) to Client or to one or more secondary packagers or other Third Parties as may be designated by Client from time to time, Ex Works (Incoterms 2020) the Facility. Risk of loss in Deliverables shall transfer to Client in accordance with such Incoterm. To the extent not already held by Client, title to Deliverables shall transfer to Client concurrently with risk of loss.

(b)    Packing and Transport. Cambrex shall pack and label shipping containers in accordance with Applicable Law and transport guidelines, the Specifications, and Client’s written instructions (to the extent not inconsistent with any of the foregoing). Client shall arrange for insurance and shall select the freight carrier to be used to ship Deliverables.

(c)    Storage. At Client’s request, Cambrex will store Clinical Stage Product at the Facility for up to [***] following its release by Cambrex’s quality group free of charge. If Client does not take delivery of Clinical Stage
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Product within such period, (i) Client shall pay Cambrex a monthly storage fee in respect of the period commencing after such [***] period at Cambrex’s then-current standard rate or as otherwise set forth in the applicable Proposal and (ii) upon two (2) weeks’ written notice to Client, Cambrex shall have the option to ship to Client, at Client’s cost, any Clinical Stage Product that is or contains a controlled substance or that has been held by Cambrex in storage longer than [***].

2.7.    Samples and Excess Materials. Following completion of each relevant phase of a Proposal, development samples (excluding samples of Clinical Stage Products to be retained as required by Applicable Law, which shall be handled in accordance with Section 4.2(b) (Retain Samples)) will be stored at the Facility for ninety (90) days. After the 90-day period, Cambrex may dispose of samples if, within thirty (30) days following written notice to Client, Client has not provided written instructions for returning such samples to Client at Client’s cost. Cambrex may also dispose of all unused Client-Supplied Materials and any Components paid for by Client pursuant to Section 2.4(a)(ii) (Components) if, within thirty (30) days following written notice to Client, Client has not provided written instructions for returning such Client-Supplied Materials and Components to Client at Client’s cost.

2.8.    Cambrex Subcontractors. Cambrex may subcontract the performance of Services hereunder to Third Parties only with Client’s prior written approval, which approval will not be unreasonably withheld. Client hereby grants its consent to the use of the subcontractors set forth on Schedule E. Where such a subcontractor is being engaged for testing services, at Client’s request, Cambrex and Client will use reasonable efforts to enter into a three-party agreement with such Third Party subcontractor pursuant to which Client will transfer necessary technical know-how to the subcontractor and interface with such subcontractor to facilitate accurate testing, and Client may condition its consent to Cambrex’s use of such subcontractor upon execution of such three-party agreement on reasonable terms satisfactory to Client. Cambrex shall not be liable for any delay in performing Services arising as result of (a) the negotiation of any such three-party agreement (excluding unreasonable delays by Cambrex during such negotiations) or (b) a technology transfer by Client.

2.9.    Option for Commercial Supply. Client will have the option to engage Cambrex to manufacture and supply commercial quantities of the Products (the “Commercial Supply Option”), which option Client may exercise by providing written notice to Cambrex of its election to do so at any time during the Term of this Agreement. If Client exercises the Commercial Supply Option, then Cambrex and Client will, within thirty (30) days following Client’s exercise of the Commercial Supply Option, negotiate in good faith and, if agreement is reached, promptly execute, a mutually acceptable Commercial Manufacturing Services Agreement containing the terms and conditions set forth in Schedule F.

ARTICLE 3
PRICING & PAYMENT
3.1.    Fees.

(a)    Price; Price Adjustments. Client shall pay the prices for the Services as provided in this Agreement and each Proposal (as modified by any Change of Scope), as adjusted pursuant to this Section 3.1 (Price; Price Adjustments). The parties will negotiate in good faith an adjustment to the prices provided in a Proposal if and to the extent any assumptions underlying the prices in the Proposal change materially as a result of the development work performed under this Agreement. In addition, the prices provided in a Proposal are subject to annual review by the parties to address inflation or deflation, with any such change being calculated based on changes to the Producer Price Index for prescription pharmaceuticals as reported by the Bureau of Labor Statistics (published at the end of the calendar year prior to the calendar year in which such price adjustment is considered).

(b)    Changes to Pricing. Pricing for Services will be subject to change in accordance with Section 2.2 (Changes to Services).

(c)    Cancellations and Postponements. Client may cancel any Proposal in its entirety by terminating it in accordance with Section 5.2(c) (Convenience), subject to Sections 2.2(a) (Change of Scope) and 5.3 (Obligations on Termination). Client may cancel any Proposal in part, or postpone any Proposal in its entirety or in part, upon [***] written notice to Cambrex, the effective date of such cancellation or postponement to be the date that is five (5) business days after Cambrex’s receipt of such notice or, if later, such other date specified in such notice; provided, that any such postponement or partial cancellation shall not relieve Client of its obligation to pay all costs or fees that have accrued prior to such postponement or partial cancellation (including payment of amounts due pursuant to Section 2.4(a)(ii) (Components)) and the terms of Sections 2.7 (Samples and Excess Materials) and 5.3 (Obligations on Termination) shall apply as though the applicable postponed or partially cancelled Services had been terminated. Client and Cambrex shall cooperate in good faith to reschedule any postponed Services to a mutually acceptable date. Any Services that have not been rescheduled to commence within [***] following the
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originally (first) scheduled start date shall be subject to re-pricing by Cambrex to account for changes in the cost drivers contemplated by Sections 3.1(a) (Price; Price Adjustments) and 3.1(b) (Changes to Pricing). In addition, Cambrex may cancel or terminate the applicable Proposal upon [***] written notice to Client if any such Services have not been rescheduled within [***] following the originally (first) scheduled start date, and subject to any incremental costs and fees that would have been payable had Client cancelled at the outset instead of postponing.

(d)    Retesting. Cambrex reserves the right to charge Client for retesting and required investigational studies performed that are not directly due to Cambrex’s Fault. Any tests or investigations requested by Client that are not required pursuant to the Proposal or, if applicable, the Quality Agreement will be charged to Client at Cambrex’s then-current standard rates.

3.2.    Invoicing. The terms of this Section 3.2 (Invoicing) shall apply except to the extent otherwise expressly agreed in a Proposal: Cambrex shall send invoices by email to such email address as Client may provide to Cambrex in writing from time to time. For Batch manufacture or packaging (including Clinical Manufacturing Services), Cambrex shall invoice Client (a) for Clinical Stage Product, following quality release of the Batch by Cambrex’s quality assurance department or (b) for Product that is not Clinical Stage Product, following completion of the last step of actual manufacturing and packaging (as applicable) of such Product. Cambrex shall invoice Client for all other fees due under this Agreement (including for Services not involving Batch manufacture, for obsolete items pursuant to Section 2.2(b) (Specifications Amendments and Technical Changes), for Components pursuant to Section 2.4(a)(ii) (Components), for storage fees pursuant to Section 2.6(c) (Storage), and for shipping charges pursuant to Section 2.7 (Samples and Excess Materials)) as and when earned or accrued. Fees assessed on an annual basis, if any (such as GDUFA or annual product review fees, if applicable, or as may be agreed in a Proposal), will be invoiced as of the first day of each calendar year. Each such invoice shall reference this Agreement and the applicable Proposal, and identify in reasonable detail the nature of the charges therein. If the invoice includes fees for manufacturing or packaging Clinical Stage Product, the invoice shall also identify the Batch number, Purchase Order number, and quantity of the applicable Clinical Stage Product.

3.3.    Payment Terms. Client shall pay all invoiced amounts that are not subject to a good faith dispute by Client in full within [***] following Client’s receipt of each applicable invoice. Client shall make payment in the currency indicated in the applicable Proposal to the account indicated in the applicable invoice. If any payment is neither received by Cambrex by its due date nor disputed in good faith by Client, then Cambrex may, in addition to any other remedies available at law or in equity, take one or more of the following actions: (a) charge interest on the outstanding sum from the due date (both before and after any judgment) at a monthly compounding rate equal to [***] per year (or, if less, the maximum amount permitted by Applicable Law) until paid in full, plus all reasonable costs of collection of late payments, including reasonable attorneys’ fees, incurred through the date of actual payment (but excluding court costs); (b) cease all work hereunder until all Client accounts are brought current; (c) require Client to pre-pay all activities before Cambrex initiates work or procures Components in connection with any Proposals; and (d) exercise its rights under Section 11.2(a) (Force Majeure).

3.4.    Taxes. All taxes, duties and other amounts assessed by any Authority (excluding tax based on net income or real property and franchise taxes) on Client-Supplied Materials, Product, Services or other amounts due hereunder are the responsibility of Client, and Client shall reimburse Cambrex for all such taxes, duties and amounts required to be paid by Cambrex to any Authority (or such sums will be added to invoices directed at Client, where applicable). Cambrex shall reasonably cooperate with Client to utilize any legally available reductions or exemptions from any such taxes, duties or assessments.

3.5.    Pre-Validation Batches. Client shall be responsible for the full cost of each Batch produced under this Agreement at the theoretical quantities when priced on a per-unit basis (including Clinical Stage Batches and Batches necessary to support the validation portion of Client’s submissions for Product approvals by Regulatory Authorities and any Batch manufactured following (a) a change in Specifications or (b) a scale-up in the manufacturing process to produce greater quantities of Product), even if the Batch fails to meet the Specifications (and in such case, Client shall also be responsible for the cost of destroying the out-of-Specification Batch and its components), until all manufacturing, testing and storage methods and processes have been validated in accordance with industry standards (including production of at least three (3) consecutive cGMP Batches of each strength and packaging configuration that meet the then-applicable Specifications); provided, that the foregoing shall not apply to the extent such failure to meet the Specifications would not have occurred but for Cambrex’s Fault, in which case Cambrex will be responsible for such costs. Cambrex and Client shall cooperate in good faith to determine and resolve any problems causing the out-of-Specification Batch.

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ARTICLE 4
COOPERATION
4.1.    Liaisons; Quarterly Review. Promptly following the signing of this Agreement, each party shall appoint one of its employees to be a relationship manager responsible for liaising between the parties with respect to the Services. The relationship managers shall meet, either in person or by teleconference, not less than quarterly to review the current status of the business relationship and manage any issues that have arisen.

4.2.    Records & Samples.

(a)    Records. Unless the parties otherwise agree in writing, Cambrex shall, at its own cost and expense, keep materially complete and accurate records with respect to the performance of the Services, including, without limitation, (i) Batch, laboratory data, reports and other technical records, (ii) records of Cambrex’s purchases of Components and Dedicated Equipment sufficient to verify costs and to trace the ownership and possession, (iii) records necessary to verify the accuracy of other charges invoiced to Client by Cambrex under this Agreement, including pass-through charges (i.e., amounts invoiced by Third Parties) (provided, for the avoidance of doubt, that the foregoing shall not be construed as giving Client a general right to audit Cambrex’s financial records), and (iv) all other records reasonably necessary to document Cambrex’s performance of the Services in accordance with Applicable Law (collectively, “Records”). Copies of Records shall be retained by Cambrex for a period of three (3) years following the date on which Cambrex completed the relevant Services, or longer if required by Applicable Law. Before destroying Records, Cambrex will use its reasonable efforts to contact Client to offer Client the opportunity to take delivery and possession of such Records at Client’s cost.

(b)    Retain Samples. Unless the parties otherwise agree in writing, Cambrex shall, at its own cost and expense, keep materially complete and accurate retain samples of Clinical Stage Product as necessary to comply with Applicable Law (“Retain Samples”). Retain Samples shall be retained by Cambrex for a period of one (1) year following the date of Clinical Stage Product expiry, or longer if required by Applicable Law. Before destroying Retain Samples, Cambrex will use its reasonable efforts to contact Client to offer Client the opportunity to take delivery and possession of such Retain Samples Records at Client’s cost.

4.3.    Client Inspections. Once every [***] during the Term (or, if for cause, more frequently as reasonably agreed by the parties), upon reasonable (but no less than [***]) prior written notice, Cambrex shall grant Client access, during normal business hours, to areas of the Facility in which Services are performed in order to verify that Cambrex is performing the Services (including, without limitation, manufacturing, packaging, testing and storage activities) in accordance with any Specifications, the Proposal, and cGMPs or other regulatory requirements (to the extent applicable). During any such inspection, Cambrex shall also permit Client to inspect Records, samples, and reports relating to this Agreement. The parties’ relationship managers shall arrange such inspections. Cambrex’s quality assurance staff shall cooperate with Client, as reasonably necessary, in any inspection conducted pursuant to this Section 4.3 (Client Inspections). Inspections shall be designed to minimize disruption of operations at the Facility, and shall be limited to two (2) Client representatives for up to two (2) consecutive days. A Cambrex representative shall be present at all times during each inspection. Client’s representatives shall comply with the Facility’s rules. Client shall indemnify and hold harmless Cambrex for any act or omission of Client’s representatives while on Cambrex’s premises. For the clarity, the foregoing inspections will not limit the quarterly meeting of relationship managers pursuant to Section 4.1 (Liaisons; Quarterly Review).

4.4    Regulatory Inspections. Each party shall promptly notify the other party of any planned or actual Facility inspection by any Regulatory Authority specifically involving a Product, except for unannounced inspections. Client shall have the right to be present at the Facility during any planned inspection, so long as Client provides (to the extent reasonably practicable) at least two (2) weeks’ notice of such desire. Client acknowledges that it may not direct the manner in which Cambrex fulfills its obligations to permit inspection by and to communicate with Regulatory Authorities. Cambrex shall notify Client of receipt of any Form 483s, warning letters, and inquiries by any Regulatory Authority or other significant regulatory action that could reasonably be expected to impact the regulatory status of the Products or Cambrex’s ability to perform the Services in accordance with the terms of this Agreement. Cambrex shall provide Client with copies of the sections of all Form 483s or comparable regulatory notices that are specific to any Product, redacted as necessary to preserve the confidentiality of Cambrex’s other information. Likewise, Client shall provide Cambrex with a reasonably detailed description of those portions of any material correspondence with any Regulatory Authority, including any FDA refusal to file, rejection or warning letters, in each case that could reasonably be expected to impact Cambrex’s performance of Services and/or the timing and volume of Client’s purchases under this Agreement. If an inspection by a Regulatory Authority is solely attributable to a Product or Proposal (such as a pre-approval inspection), Client shall reimburse Cambrex for all reasonable and documented costs associated with such inspection.

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4.5.    Quality Agreement. As soon as reasonably practicable after the signing of the Initial Proposal, and in any event prior to Cambrex’s performance of any Services for any GMP grade Product, the parties shall negotiate in good faith and enter into an agreement setting out the quality assurance standards and protocols applicable to the relevant Services under the Initial Proposal and each subsequent Proposal hereunder and the parties’ responsibilities in respect thereof (each, a “Quality Agreement”). If the parties have signed a Quality Agreement prior to the Effective Date, it is attached hereto as Schedule C. Unless otherwise expressly set forth in a new Quality Agreement entered into by the parties to cover a specific Proposal, the first Quality Agreement entered into by the parties shall cover the Initial Proposal and each subsequent Proposal hereunder. Following signature, the parties shall append each Quality Agreement as a successive Schedule C. No Quality Agreement shall in any way determine liability or financial responsibility of the parties for the responsibilities set forth therein. In the event of a conflict between any of the provisions of this Agreement and a Quality Agreement with respect to quality-related activities, including compliance with cGMPs, the provisions of the Quality Agreement shall govern. In the event of a conflict between any of the provisions of this Agreement and a Quality Agreement with respect to any commercial matters, including allocation of risk, liability and financial responsibility, the provisions of this Agreement shall govern.

ARTICLE 5
TERM & TERMINATION

5.1.    Term. This Agreement shall commence as of the Effective Date and shall expire on the later of (a) five (5) years thereafter or (b) six (6) months after the expiration or termination of all the Proposals, unless earlier terminated in accordance with Section 5.2 (Termination) or the parties otherwise agree to extend this Agreement (the “Term”).

5.2.     Termination.

(a)    Breach. Either party may terminate this Agreement or any Proposal upon written notice to the other party if the other party has failed to remedy a material breach of this Agreement or such Proposal, as applicable, within sixty (60) days (or ten (10) days in respect of a breach involving non-payment) following receipt of a written notice that describes the breach in reasonable detail and expressly states that it is a notice under this Section 5.2(a) (Breach).

(b)    Bankruptcy. Either party may terminate this Agreement immediately upon written notice to the other party in the event that (i) the other party is declared insolvent or bankrupt by a court of competent jurisdiction, and such declaration or order remains in effect for a period of sixty (60) days, (ii) a voluntary petition of bankruptcy is filed in any court of competent jurisdiction by such other party, or (iii) this Agreement is assigned by such other party for the benefit of creditors; provided, that such written notice of termination shall not be required if the giving of notice is prohibited or impaired by applicable bankruptcy laws, in which case termination shall be automatic without further action by the terminating party.

(c)    Convenience. Client may terminate this Agreement for any reason or no reason at any time on sixty (60) days’ prior written notice to Cambrex; and may terminate any Proposal for any reason or no reason at any time on five (5) business days’ prior written notice to Cambrex.

5.3.    Obligations on Termination. Expiration or termination of this Agreement or any Proposal shall be without prejudice to any rights or obligations that accrued to either party prior to such expiration or termination. Upon expiration or termination of this Agreement or any Proposal, as applicable:

(a)    Wind-Down. Cambrex will promptly cease or wind down, as appropriate, work under the terminated Proposal(s);

(b)    Work In Process. At Client’s election, Cambrex shall either (i) complete any Clinical Stage Product that is a work in process, which Clinical Stage Product shall be subject to Section 5.3(c) (Clinical Stage Product), or (ii) cease such work and transfer such work in process into storage containers, and Client shall be obligated to pay Cambrex a pro rata amount of all work to date; it being understood that if termination is by Cambrex under Section 5.2(a) (Breach) or 5.2(b) (Bankruptcy) or if Client fails to make such an election within one full business day following the expiration or other termination of this Agreement or the applicable Proposal, clause (ii) above shall automatically apply;

(c)    Clinical Stage Product. Client shall take delivery of and pay for all completed, undelivered Clinical Stage Product that Cambrex has produced pursuant to the terminated Proposal(s);
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(d)    Inventory. Client shall purchase, at Cambrex’s cost (to the extent not already paid for by Client in accordance with Section 2.4(a)(ii) (Components) and ARTICLE 3 (Pricing & Payment)), all Product-Specific Components then in stock or later delivered by a Third Party vendor pursuant to non-cancellable orders, in each case, that cannot be used by Cambrex for its other customers within ninety (90) days of the applicable expiration or termination date hereunder, and shall reimburse Cambrex for any cancellation fees assessed by Third Party vendors for orders that are cancellable;

(e)    Client-Supplied Materials. Cambrex shall return to Client all unused Client-Supplied Materials and deliver to Client all Components paid for by Client in accordance with Section 2.4(a)(ii) (Components) and ARTICLE 3 (Pricing & Payment) or paid for by Client pursuant to Section 5.3(d) (Inventory);

(f)    Records & Samples. Cambrex shall maintain Records and Retain Samples in accordance with Section 4.2 (Records and Samples) and Applicable Law;

(g)    Stability. At Client’s election, Cambrex shall either (i) continue to perform any ongoing stability testing or (ii) ship the stability samples to Client; it being understood that if termination is by Cambrex under Section 5.2(a) (Breach) or 5.2(b) (Bankruptcy) or if Client fails to make such an election within thirty (30) days following the expiration or other termination of this Agreement or the applicable Proposal, clause (ii) above shall automatically apply; and

(h)    Payment. Client shall pay Cambrex for all Services performed under the terminated Proposal(s) up to the effective date of termination, plus any cancellation fees set forth in the terminated Proposal(s).

Any costs incurred by Cambrex to comply with the foregoing obligations, including shipping and related expenses, shall be borne by Client, except if such termination of this Agreement is by Client for Cambrex’s uncured material breach under Section 5.2(a) (Breach) (in which case Cambrex shall bear all such expenses (excluding fees under Section 5.3(g)(i) (Stability), which shall be borne by Client in all events) or to the extent such costs result from Cambrex’s Fault in the performance of such obligations. In lieu of taking possession of any of the materials described in this Section 5.3 (Obligations on Termination), Client may direct Cambrex to destroy such items, which Cambrex shall cause to be done at Client’s cost.

5.4.    Survival. Notwithstanding any expiration or termination of this Agreement for any reason, the parties’ rights and obligations under the following provisions shall survive and continue in effect in accordance with their respective terms: Sections 2.4(d) (Stock Recovery & Recalls), 2.5(c)(ii) (Quality Control), 2.6 (Shipment & Storage), 2.9 (Option for Commercial Supply), 3.1(c) (Cancellations and Postponements), 3.3 (Payment Terms), 3.4 (Taxes), 4.2 (Records and Samples), 5.3 (Obligations on Termination), 5.4 (Survival), and 6.4 (Limited Warranty), and ARTICLE 7 (Indemnitees & Insurance) through ARTICLE 11 (Miscellaneous) inclusive. Any expiration or early termination of this Agreement shall be without prejudice to the rights of either party against the other accrued or accruing under this Agreement prior to termination. After the date of expiration or termination of this Agreement, Cambrex shall not further manufacture Product or use any of Client’s Intellectual Property (including Client’s Proprietary IP and Client Inventions) for any reason whatsoever.

ARTICLE 6
REPRESENTATIONS & WARRANTIES

6.1.    Authority. Each party represents, warrants and covenants to the other that (a) it has the full right and authority to enter into and perform its obligations under this Agreement (including each Proposal), (b) it is in good standing in its jurisdiction of organization and all jurisdictions in which it operates, (c) the execution and delivery of this Agreement and the performance of such its obligations hereunder (and thereunder) do not conflict with, or constitute a default or require any consent under, any contractual obligation of such party, its charter documents or bylaws, or any order, writ, injunction or decree of any applicable Authority, and (d) it will comply with all Applicable Law in performing its obligations and activities under this Agreement.

6.2.    Client Warranties. Except to the extent expressly otherwise provided in a given Proposal, Client covenants, represents and warrants to Cambrex that:

(a)    to Client’s knowledge, all Intellectual Property (other than Cambrex’s Intellectual Property) provided by Client to Cambrex for use in connection with providing Services (i) may lawfully be used by Cambrex in connection with providing Services and (ii) so long as Cambrex uses such Intellectual Property solely as
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contemplated by this Agreement, such use does not and will not infringe, violate or misuse any rights held by Third Parties;
(b)    to Client’s knowledge, there are no rights held by Third Parties related to Client’s Intellectual Property that would be infringed, violated or misused by Client’s performance of this Agreement, and as of the Effective Date, Client has no knowledge of any claims of infringement that have been made by Third Parties against Client in connection with the Product;

(c)    all artwork, the content of all labeling and packaging, and all other Specifications provided or approved by Client comply with Applicable Law;

(d)    all Client-Supplied Materials provided to Cambrex hereunder have been manufactured in accordance with Applicable Law, including cGMPs (where applicable), and shall at the time of delivery to Cambrex meet all applicable Specifications and not be adulterated, misbranded or mislabeled within the meaning of Applicable Law;

(e)    all Deliverables provided to Client by Cambrex hereunder shall be held, stored, used and otherwise disposed of by or on behalf of Client in accordance with all Applicable Law (including, in connection with any such items that are not labeled, 21 CFR § 201.150); specifically, Client shall not permit the human consumption of any such items, except to the extent such consumption occurs in the course of clinical studies that expressly permit such use and that have been approved by appropriate Authorities or if such consumption is otherwise permitted by Applicable Law, including pursuant to any authorization for commercial sale under an Emergency Use Authorization (EUA) or other authorization for commercial sale by Regulatory Authorities; and

(f)    it will notify Cambrex in writing of any representation or warranty hereof ceasing to be true or correct.

6.3.    Cambrex Warranties. Except to the extent expressly otherwise provided in a given Proposal, Cambrex covenants, represents and warrants to Client that:

(a)    to Cambrex’s knowledge, it owns or has the right to license or assign, as contemplated by the terms of this Agreement, any Cambrex Intellectual Property rights (where applicable) used in the manufacture the Product;

(b)    to Cambrex’s knowledge, use of Cambrex’s Proprietary IP by Cambrex in connection with the Services hereunder does not or will not infringe, violate or misuse the Intellectual Property rights of any Third Party;

(c)    it does not and will not use in the performance of its obligations under this Agreement the services of any person debarred or suspended under 21 U.S.C. §335(a) or (b), or who is the subject of a conviction described in such sections; and Cambrex shall promptly notify Client if Cambrex becomes aware of its breach, or of facts that could reasonably be expected to lead to its breach, of this Section 6.3(c) (Cambrex Warranties);

(d)    it does not have and will not hire as an officer or employee any person who has been convicted of a felony under the laws of the United States for conduct relating to the regulation of any drug product under the Federal Food, Drug, and Cosmetic Act;

(e)    Cambrex shall perform the manufacturing of all Clinical Stage Product provided to Client hereunder in accordance with Applicable Law (including cGMPs) and all Clinical Stage Product provided to Client hereunder shall at the time of delivery under Section 2.6(a) (Risk of Loss; Title) (i) meet all Specifications and (ii) not be adulterated, misbranded or mislabeled within the meaning of Applicable Law; provided that Cambrex makes no representation or warranty with respect to any Product or circumstance that is expressly excluded from liability under Section 3 of Schedule A;

(f)    Cambrex shall maintain the Facility and shall conduct all manufacturing Services in compliance with all Applicable Laws, including without limitation cGMPs (if applicable to the Services in question), at all times during the Term;

(g)    upon delivery of Product to Client, Cambrex shall convey and Client shall have good and marketable title to such Product, free and clear of any encumbrances imposed as a result of any act or omission of Cambrex; and

(e)    it will notify Client in writing of any representation or warranty hereof ceasing to be true or correct.

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6.4.    Limited Warranty. NEITHER PARTY MAKES ANY REPRESENTATION, WARRANTY OR GUARANTEE OF ANY KIND, EITHER EXPRESS OR IMPLIED, BY FACT OR LAW, OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS ARTICLE 6 (REPRESENTATIONS & WARRANTIES) OR THE APPLICABLE PROPOSAL. CAMBREX EXPRESSLY DISCLAIMS THE IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE AND ANY WARRANTY OF MERCHANTABILITY WITH RESPECT TO THE PRODUCTS AND SERVICES.

ARTICLE 7
INDEMNITIES & INSURANCE

7.1.    Limitation of Liability.

(a)    No Consequential Damages. Neither party shall be liable to the other party in contract, tort, negligence, breach of statutory duty or otherwise for (i) any loss of profits, revenues, production, anticipated savings, data, business or goodwill or (ii) any other liability, damage, cost or expense of any kind incurred by the other party of an indirect, incidental, consequential, punitive or special nature, in each case, as a result of any breach of this Agreement or arising in connection with this Agreement, regardless of any notice of the possibility of such damages; provided, however, that such limitation shall not apply to Third Party Claims (as defined below) against the other party which are indemnified under Section 7.2 (Indemnification) and are caused (directly or indirectly) by facts or circumstances constituting gross negligence or willful misconduct by the indemnifying party.

(b)    API. Except as expressly set forth in this Agreement or the applicable Proposal, Cambrex shall not be responsible for any loss or damage to API; provided, that if any such loss or damage to API would not have occurred but for Cambrex’s Fault, then Cambrex shall be liable for such loss or damage up to the lesser of (i) [***] per Proposal or (ii) the amount set forth in Section 7.1(c) (Maximum Liability), subject to Section 7.1(d) (Exclusions).

(c)    Maximum Liability. Cambrex’s maximum liability under this Agreement (in the aggregate and including any amounts payable pursuant to Section 7.1(b) (API)) shall not exceed [***] (or, in the case of the indemnification obligations set forth in clause (i) of Section 7.2(a) (By Cambrex), the lesser of [***] or [***]) the total fees paid to Cambrex by Client under the Proposal(s) giving rise to the applicable claim(s) in the twelve (12) months prior to the date on which such claim(s) arise(s) (which date, in the case of Indemnification Claims, shall be the Indemnification Claim Date, rather than the date on which the Third Party Claim arises); provided, that if the effective date of an applicable Proposal was less than twelve (12) months prior to such claim, such liability shall not exceed [***] (or, in the case of the indemnification obligations set forth in clause (i) of Section 7.2(a) (By Cambrex), the lesser of [***] or [***]) the sum of (i) the total fees paid to Cambrex by Client under such Proposal since its effective date to the date of such claim (which date, in the case of Indemnification Claims, shall be the Indemnification Claim Date, rather than the date on which the Third Party Claim arises) plus (ii) the total fees payable to Cambrex by Client under such Proposal from the date of such claim (which date, in the case of Indemnification Claims, shall be the Indemnification Claim Date, rather than the date on which the Third Party Claim arises) through the one (1) year anniversary of the effective date of such Proposal; provided further, that the calculation of such fees (and amounts paid or payable) shall exclude all pass-through costs, such as Cambrex’s out-of-pocket cost in connection with the purchase of Components and the cost of procuring any applicable comparator product.

(d)    Exclusions. The foregoing Sections 7.1(a) (No Consequential Damages), 7.1(b) (API) and 7.1(c) (Maximum Liability) shall not limit (i) damages arising from a party’s fraud, gross negligence, recklessness, or willful misconduct (including such party’s indemnification obligations under Section 7.2 (Indemnification) for the same), (ii) the indemnification obligations set forth in clause (ii) of Section 7.2(a) (By Cambrex) or clause (iii) of Section 7.2(b) (By Client), or (iii) damages arising from a party’s breach of ARTICLE 8 (Confidentiality).

7.2.    Indemnification.

(a)    By Cambrex. Cambrex shall defend, indemnify and hold harmless Client, its Affiliates, and its and their respective directors, officers and employees (“Client Indemnitees”) from and against any and all losses, damages, costs, expenses (including reasonable attorneys’ fees and reasonable investigative costs), judgments and liabilities (“Losses”) in connection with any suit, demand, claim or action by any Third Party (“Third Party Claim”) arising or resulting from (i) a breach by Cambrex of any of its obligations, warranties, or representations under this Agreement, (ii) an infringement or alleged infringement of the Intellectual Property rights of a Third Party arising through Cambrex’s use of Cambrex’s Intellectual Property (including Cambrex’s Proprietary IP and Cambrex Inventions), or (iii) the gross negligence, recklessness or willful misconduct of any Cambrex Indemnitee; in each case, except to the extent that such Losses arise or result from the gross negligence, recklessness or willful misconduct of any Client Indemnitee.
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(b)    By Client. Client shall defend, indemnify and hold harmless Cambrex, its Affiliates, and its and their respective directors, officers and employees (“Cambrex Indemnitees”) from and against any and all Losses in connection with any Third Party Claim arising or resulting from (i) a breach by Client of any of its obligations, warranties, or representations under this Agreement, (ii) the Fault of any Client Indemnitee, (iii) any actual or alleged infringement, violation or misuse of any Intellectual Property rights held by Third Parties in respect of any aspect of any Product (other than solely by reason of the use of Cambrex’s Intellectual Property (including Cambrex’s Proprietary IP and Inventions generated, conceived or reduced to practice solely by Cambrex under this Agreement)), or (iv) any distribution or use of or exposure to any API or Product, including the conduct of any clinical trial utilizing, or commercial sale of, any Clinical Stage Product that is the subject of any Clinical Manufacturing Services; in each case, except to the extent that such Losses arise or result from the gross negligence, recklessness or willful misconduct of any Cambrex Indemnitee. In addition, Client shall defend, indemnify and hold harmless the Cambrex Indemnitees from and against any and all Losses resulting from or relating to any filings with any Regulatory Authority by or on behalf of Client or any of its Affiliates or licensees, including filings under 21 U.S.C. 355 or Section 505 of the U.S. Food and Drug Act (or non-U.S. equivalents) and related claims or proceedings (including Losses associated with Cambrex’s obligation to respond to Third Party subpoenas); except to the extent that such Losses arise or result from the gross negligence, recklessness or willful misconduct of any Cambrex Indemnitee.

(c)    Procedure. In the event a party seeks indemnity under this Section 7.2 (Indemnification), it shall: (i) promptly notify the indemnifying party in writing of the Third Party Claim subject to indemnification (an “Indemnification Claim”, and the date of such notice, the “Indemnification Claim Date”); (ii) use commercially reasonable efforts to mitigate the effects of such Third Party Claim; (iii) reasonably cooperate with the indemnifying party in the defense of such Third Party Claim; (iv) not settle or compromise such Third Party Claim or make any admission relating thereto; and (v) permit the indemnifying party to control the defense and settlement of such Third Party Claim using counsel selected in the indemnifying party’s reasonable discretion upon reasonable consultation with the indemnified party, all at the indemnifying party’s cost and expense. The indemnified party may be represented by its own counsel in connection with such Third Party Claim, and such representation shall be at the indemnified party’s own expense unless the indemnifying party fails to assume the defense of such Third Party Claim as required hereunder. The indemnifying party shall have the right to settle any such Third Party Claim without the consent of any indemnitee so long as such settlement does not admit to any wrongdoing by any indemnitee, does not impose any liability or obligation (whether financial or otherwise) on any indemnitee and fully releases the indemnitees from liability in connection with such Third Party Claim. The indemnified party’s consent to any other settlement shall be required. Notwithstanding the foregoing, if such Third Party Claim seeks damages in an amount exceeding an applicable maximum liability set forth in Section 7.1(c) (Maximum Liability) for the indemnifying party’s liability in respect of such indemnity, then, unless the indemnifying party waives its rights to any such limitation of liability under Section 7.1(c) (Maximum Liability) with respect to such Third Party Claim and such indemnity, the indemnified party will have the first right to control the defense and settlement of such Third Party Claim using counsel selected in the indemnified party’s sole discretion and at the indemnifying party’s reasonable cost and expense. In such event, the indemnified party shall not settle any such Third Party Claim in a manner that would result in liability for the indemnifying without the consent of the indemnifying party.

7.3.    Insurance. During the Term and for at least [***] thereafter, each party shall obtain from and maintain with reputable and financially secure insurance carriers prudent insurance coverage appropriate to cover its activities related to and obligations under this Agreement. Each party shall provide to the other party a certificate evidencing such insurance upon the other party’s request.

7.4.    Reasonable Allocation of Risk. The parties agree that (a) the provisions of this Agreement (including this ARTICLE 7 (Indemnitees & Insurance)) are reasonable and create a reasonable allocation of risk having regard to the relative profits the parties respectively expect to derive from the Products; (b) Cambrex, in consideration of its fees for the provision of the Services, has not accepted a greater degree of the risks arising from the manufacture, distribution, sale and use of the Products based on the fact that Client has developed the Products and requires Cambrex to manufacture and label the Products strictly in accordance with the Specifications; and (c) Client and not Cambrex is in a position to inform and advise potential users of the Products as to the circumstances and manner of use of the Products.

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ARTICLE 8
CONFIDENTIALITY
8.1.    Confidentiality.

(a)    Information.
(i)    Definitions. “Confidential Information” means any scientific, clinical, regulatory, marketing, business, operational, financial or commercial information or data of a party (as such, the “Disclosing Party”) or any of its Affiliates that is disclosed by or on behalf of the Disclosing Party to the other party (as such, the “Receiving Party”), any of its Affiliates or any of its or their respective directors, officers, employees, independent contractors, accountants, attorneys, professional consultants and agents (such Affiliates and persons, “Representatives”) in connection with this Agreement, any Proposal or the negotiation of any potential Proposal, (A) whether before, on or after the Effective Date, (B) whether tangible or intangible, (C) whether written, electronic, oral, visual (e.g., obtained by observation at a site visit) or in any other form or medium and (D) whether or not marked with a legend such as “Confidential” or “Proprietary.” For the avoidance of doubt, the term Confidential Information shall be construed as “the Disclosing Party’s Confidential Information.” Notwithstanding the foregoing, Client’s Confidential Information shall include Client’s Proprietary IP, all Client Inventions, and the data and information allocated to Client under Section 9.4 (Ownership of Data), and Client shall be deemed the Disclosing Party thereof for purposes of this Agreement. Likewise, Cambrex’s Confidential Information shall include Cambrex’s Proprietary IP, all Cambrex Inventions, all Cambrex standard operating procedures, and all pricing under Proposals, and Cambrex shall be deemed the Disclosing Party thereof for purposes of this Agreement.

(ii)    Inclusions. Confidential Information includes (A) any copies of Confidential Information, (B) those portions of any summaries and other analyses prepared by or for the Receiving Party or its Representatives, to the extent containing, based upon or derived from other Confidential Information, and (C) the existence and terms of this Agreement.

(iii)    Exclusions. Confidential Information excludes information that:

(A)    as documented by business records, is already known by the Receiving Party or any of its Representatives at the time of its receipt, other than through a prior disclosure by the Disclosing Party or by a Third Party bound to the Disclosing Party by an obligation of confidentiality with respect to such information;

(B)    is at the time of disclosure or thereafter becomes available to the public or otherwise part of the public domain without breach of this Agreement by the Receiving Party or any of its Representatives;

(C)    is subsequently disclosed to the Receiving Party or any of its Representatives without any duty of confidentiality by a Third Party who has the right to make such disclosure and who is not bound to the Disclosing Party by an obligation of confidentiality with respect to such information; or

(D)    is developed by or for the Receiving Party or any of its Representatives independently of Confidential Information or other information received from the Disclosing Party, to the extent such independent development is properly documented by the Receiving Party or such Representative.

For the avoidance of doubt, Confidential Information shall not be deemed to be in the public domain or in the prior possession of a person where it is merely embraced by or contained in more general information that is in the public domain or in such person’s possession.

(b)    Non-Disclosure and Non-Use. Each Receiving Party shall use Confidential Information only for performing its obligations and exercising its rights as contemplated by this Agreement or the applicable Proposal, and shall not disclose such Confidential Information to any Third Party or use such Confidential Information for any other purpose, except as otherwise permitted herein or with the prior consent of the Disclosing Party. The disclosure of Confidential Information by the Disclosing Party does not, in itself, grant or imply any right or license to use or practice any Intellectual Property of the Disclosing Party; it being agreed that the parties only grant such rights or licenses as expressly set forth in this Agreement.

(c)    Permitted Recipients. Each Receiving Party may disclose Confidential Information to those of its Representatives who (i) have a need to know such information in connection with the Receiving Party performance of its obligations and the exercise of its rights under this Agreement, (ii) have been advised of the Receiving Party’s obligations under this ARTICLE 8 (Confidentiality), and (iii) are bound to the Receiving Party by obligations of confidentiality and non-use at least as stringent as those contained in this ARTICLE 8 (Confidentiality). Each Receiving Party shall be responsible for any breach of this ARTICLE 8 (Confidentiality) caused by its
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Representatives, unless such Representative has entered into a confidentiality agreement directly with the Disclosing Party with respect to the Confidential Information covered by this ARTICLE 8 (Confidentiality).

(d)    Standard of Care. Each Receiving Party shall (i) protect Confidential Information with the same degree of care that it uses to protect its own confidential information, but no less than a reasonable degree of care, and (ii) not remove or obscure any copyright or trademark notice, proprietary legend, indication of confidentiality or other restrictive notation on any Confidential Information.

(e)    Permitted Disclosure. Nothing herein shall be interpreted to prohibit Client from publishing the results of its studies in accordance with industry practices, so long as it obtains Cambrex’s prior written consent before disclosing Cambrex’s Confidential Information. In addition, nothing herein shall prohibit a Receiving Party hereto from disclosing the Disclosing Party’s Confidential Information to governmental or other regulatory agencies to the extent reasonably necessary to obtain patents for its patentable Intellectual Property or to gain approval to conduct clinical trials or to market Product, so long as it obtains the Disclosing Party’s prior written consent before disclosing the Disclosing Party’s Confidential Information.

(d)    Required Disclosure. Each Receiving Party and its Representatives may disclose such Confidential Information as is required to be disclosed by law, regulation, court order or other legal process or by the rules of any public exchange on which the securities of such party are listed, provided that (i) to the extent legally permissible and reasonably practicable, notice is promptly delivered to the Disclosing Party in order to provide an opportunity for Disclosing Party to seek a protective order or other similar order with respect to such Confidential Information, (ii) the Receiving Party or its Representative, as applicable, reasonably cooperates with the Disclosing Party in any such efforts, at the Disclosing Party’s request and expense, and (iii) the Receiving Party or its Representative, as applicable, thereafter discloses only the minimum information required to be disclosed in order to comply with the request, whether or not a protective order or other similar order is obtained by the Disclosing Party.

(e)    Return of Information. Upon expiration or termination of this Agreement, each Receiving Party shall immediately cease using all Confidential Information (except as set forth in Section 9.3(b) (To Client) or any other provision herein granting Client a right to use Cambrex’s Confidential Information, which grant expressly survives the expiration or termination of this Agreement). As directed by the Disclosing Party in writing, the Receiving Party shall (to the extent legally permissible) promptly return to the Disclosing Party or, at the Receiving Party’s election, destroy all Confidential Information in its possession (and upon a separate written request by the Disclosing Party, shall confirm such destruction). Notwithstanding the foregoing, (i) each Receiving Party and its Representatives may retain a single copy of Confidential Information in the secure files of its legal counsel or executive management for the purposes of proving what was disclosed and complying with document retention policies, (ii) each Receiving Party is not required to return or destroy any Confidential Information if doing so would violate (or result in the violation of) any Applicable Law, (iii) each Receiving Party shall not be required to expunge any minutes or written consents of its board of directors (or equivalent governance body) or laboratory notebooks, and (iv) to the extent that a Receiving Party’s computer back-up or archiving procedures create copies of Confidential Information, the Receiving Party may retain such copies for the period it normally archives backed-up computer records, so long as such copies are not readily accessible and are not used or consulted for any purpose other than disaster recovery or in connection with the circumstances contemplated by Section 8.1(f) (Required Disclosure) (and then subject to the procedures set forth in such Section 8.1(f) (Required Disclosure)). Any Confidential Information retained pursuant to the foregoing sentence shall remain subject to this ARTICLE 8 (Confidentiality) until the earliest of (A) its destruction, (B) the date that it is no longer deemed Confidential Information based on Section 8.1(a)(iii) (Exclusions), and (C) the end of the period set forth in Section 8.1(h) (Survival).

(h)    Survival. The foregoing obligations shall survive the expiration or termination of this Agreement for a period of [***] thereafter.

8.2.    Publicity. Neither party will use the other party’s name, logos or marks in any public context, on labeling or in advertising, or make any press release or other public disclosure regarding this Agreement or the transactions contemplated hereby, including identifying the other party as a business partner or in connection with any scholarly or industry publications or presentations, without the other party’s express prior written consent, subject to Section 8.1(f) (Required Disclosure). Notwithstanding the foregoing, nothing herein shall prohibit Client from identifying Cambrex as the manufacturer of the Products in accordance with regulatory requirements, subject to Section 8.1(f) (Required Disclosure).

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ARTICLE 9
INTELLECTUAL PROPERTY

9.1.    Proprietary Intellectual Property. For purposes of this Agreement, as between the parties: (a) all Intellectual Property owned by a party or any of its Affiliates as of the Effective Date shall be deemed owned by such party; (b) all Intellectual Property licensed to a party or any of its Affiliates by a Third Party at any time shall be deemed owned by such party; and (c) all Intellectual Property generated, conceived or reduced to practice by or for a party or any of its Affiliates outside the scope of activities under this Agreement shall be deemed owned by such party (collectively, such party’s “Proprietary IP”).

9.2.    Inventions.

(a)    Client Inventions. As between the parties, all Inventions to the extent (i) specific to the Product (or specific to pharmaceutical preparations derived from [***]), or (ii) dependent on Client’s Proprietary IP (collectively, “Client Inventions”) shall be the exclusive property of Client.

(b)    Cambrex Inventions. As between the parties, all Inventions that (i) do not comprise Client Inventions and (ii) either (A) have application to manufacturing or packaging processes for drug products or drug delivery systems generally or (B) are dependent on Cambrex’s Proprietary IP (collectively, “Cambrex Inventions”) shall be the exclusive property of Cambrex.

(c)    Disclosure. Cambrex shall promptly submit to Client a written description of all Inventions of which it becomes aware during the Term. Client may disclose Cambrex Inventions in any patent application claiming Client’s Inventions, as Client may reasonably require to support the claimed subject matter of such patent application, subject to Cambrex’s prior written approval, which shall not be unreasonably withheld.

(d)    Cooperation; Costs. Cambrex will, and hereby does, assign to Client all of its rights, title and interests in and to Client Inventions; and Client will, and hereby does assign to Cambrex all of its rights, title and interests in and to the Cambrex Inventions. The parties shall cooperate to achieve the allocation of rights to Inventions anticipated herein, including by executing documents confirming such assignments and allocation of rights and providing good faith testimony by affidavit, by declaration, or in-person. In addition, each party shall be solely responsible for the costs of filing, prosecution and maintenance of patents and patent applications on, and otherwise protecting, its Inventions.

9.3.    Licenses.

(a)    To Cambrex. Client hereby grants to Cambrex a non-exclusive, paid-up, royalty-free, non-transferable, sublicenseable (solely to Cambrex’s subcontractors approved by Client in accordance with Section 2.8 (Cambrex Subcontractors)) right and license during the Term to use Client’s Proprietary IP (as Client may provide to Cambrex from time to time under this Agreement) and Client Inventions solely for the purpose of performing Services for Client during the Term. Cambrex shall not, and shall ensure that any and all subcontractors do not, use the Intellectual Property licensed hereunder for any purpose not expressly permitted by the foregoing license.

(b)    To Client. Cambrex hereby grants to Client a perpetual, irrevocable, worldwide, non-exclusive, paid-up, royalty-free, non-transferable right and license (with the right to sublicense through multiple tiers) to use (i) any of Cambrex’s Proprietary IP used by Cambrex to manufacture or test Products and (ii) any Cambrex Inventions (in each case (i) or (ii)) solely to develop, manufacture, use, sell, offer for sale, import, export and otherwise commercialize and exploit Products in accordance with Applicable Law. For the avoidance of doubt, the foregoing license shall survive any expiration or termination of this Agreement or any Proposal. Client shall not, and shall ensure that any and all sublicensees do not, use the Intellectual Property licensed hereunder for any purpose not expressly permitted by the foregoing license.

(c)    No Other Rights. Neither party has, nor shall it acquire, any interest in any Intellectual Property of the other party, and neither party shall use any Intellectual Property of the other party, except to the extent expressly permitted by this Section 9.3 (Licenses).

9.4.    Ownership of Data. Except as set forth in Section 9.2(b) (Cambrex Inventions), all data and information resulting from the conduct of the Services shall be the sole property of Client and shall be subject to Client’s exclusive use, commercial or otherwise.

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9.5.    Technology Transfer. At Client’s request during the Term or in the event of the expiration or termination of this Agreement, Cambrex shall provide reasonable technical assistance to Client to implement the technology transfer of (a) the process for manufacturing Products to Client or one of its Affiliates, and (b) the analytical testing methodology of Products to Client, one of its Affiliates or a reasonably competent Third Party. In addition, as part of such technology transfer, Cambrex will perform analytical testing services as reasonably requested by Client to validate the transferred manufacturing process. Such activities shall be performed pursuant to a reasonable written proposal or other agreement agreed by Client and Cambrex. Client will reimburse Cambrex for its reasonable costs and expenses incurred in performing such technology transfer at Cambrex’s then-current standard rates, unless such transfer is requested following Cambrex’s material breach of its obligations to manufacture and supply Clinical Stage Product pursuant to this Agreement and the applicable Proposal.

ARTICLE 10
DISPUTE RESOLUTION

10.1.    Escalation. The parties shall try to resolve any dispute arising out of or in connection with this Agreement other than a dispute determined in accordance with Schedule A (a “Dispute”) amicably between themselves before resorting to any formal dispute resolution proceeding. To this end, either party may send a notice of Dispute to the other. Within ten (10) business days following the date of the Dispute notice, each party shall appoint a single, senior representative with the full power and authority to resolve the Dispute (a “Facilitator”). The Facilitators shall meet and discuss as necessary to try to resolve the Dispute as quickly as practicable. If a Dispute relates exclusively to technical aspects of the Services, the Facilitators shall be competent to address the technical nature of the issues in question, and may elect to engage an independent laboratory or expert to assist them in their discussions; however, the input of such laboratory or expert shall not be binding on either party. If a party fails to timely appoint a Facilitator or if, despite their reasonable efforts, the Facilitators have not resolved a Dispute within one (1) month from the date of the Dispute notice, either party may resort to a court of competent jurisdiction, subject to Section 10.3 (Jurisdiction), or any other method of binding dispute resolution on which the parties may agree.

10.2    Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of New Jersey and the laws of the United States applicable therein, without regard to any conflicts of law principles. The UN Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

10.3.    Jurisdiction. The parties irrevocably agree that the state and federal courts sitting in the Borough of Manhattan, City of New York, State of New York shall have exclusive jurisdiction to deal with any Dispute and that venue is proper in such courts. Each party hereby expressly consents and submits to the personal jurisdiction of such courts, waives any objection to the laying of venue in such courts, and waives any claim that such courts constitute an inconvenient forum. Each party, to the extent permitted by law, knowingly, voluntarily and intentionally waives its right to a trial by jury in any Dispute, regardless of the legal theory of the claims asserted in such Dispute. All documents and proceedings in connection with any Dispute shall be in the English language.

ARTICLE 11
MISCELLANEOUS

11.1    Further Assurances. The parties agree to execute, acknowledge and deliver such further instruments and to take all such other incidental acts as may be reasonably necessary or appropriate to carry out the purpose and intent of this Agreement.

11.2.    Interruption in Performance.

(a)    Force Majeure. Neither party shall be liable for the failure to perform its obligations under this Agreement if such failure is occasioned by a cause or contingency beyond such party's reasonable control, including strikes or other labor disturbances, lockouts, riots, quarantines, communicable disease outbreaks, wars, acts of terrorism, fires, floods, storms, interruption of or delay in transportation, lack of or inability to obtain fuel, power, materials or components, or compliance with any order or regulation of any Authority acting within color of right. A party claiming a right to excused performance under this Section 11.2(a) (Force Majeure) shall promptly notify the other party in writing of the extent of its inability to perform and the nature of the force majeure event, shall use all commercially reasonable efforts to mitigate the effects of the force majeure event, and shall keep the other party reasonably updated on its progress in mitigating the effects of such force majeure event. Such excuse shall continue as long as the force majeure event continues. Upon cessation of such force majeure event, the affected party shall promptly resume performance under this Agreement as soon as it is commercially reasonable for the
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party to do so. Neither party shall be entitled to rely on a force majeure event to relieve it from an obligation to pay money (including any interest for delayed payment) that would otherwise be due and payable under this Agreement.

(b)    COVID-19. In order to maintain a safe workplace, Cambrex has and will continue to implement federal, state and local mandates and recommendations for social distancing, personal protection and disinfecting related to the COVID-19 pandemic ongoing as of the Effective Date (the “COVID-19 Pandemic”), which may negatively impact productivity and timelines. Further, it is possible that Components may be delayed or limited in supply as a result of the COVID-19 Pandemic; however, as of the Effective Date, Cambrex has no knowledge that any Components are subject to any such delay. Cambrex shall not have any liability for any delays or failure to meet prescribed timelines as a result of the COVID-19 Pandemic to the extent Cambrex has used all commercially reasonable efforts to mitigate the effect of the COVID-19 Pandemic and such circumstances. Cambrex shall immediately notify Client if, by reason of the COVID-19 Pandemic, Cambrex is unable to meet any deadline or time for performance specified in a Proposal or this Agreement, and will keep Client regularly informed as to its progress in overcoming or mitigating any such effect.

11.3.    Notices. Any notice or other communication required or permitted by this Agreement shall be in writing and deemed given to the other party (a) upon receipt if delivered personally, (b) upon receipt or refusal if sent by reputable overnight courier service or registered/certified mail with tracking capability, postage prepaid, or (c) on the next business day if sent by email with electronic verification of delivery, in each case to the mailing address or email address set forth below (or to such other contact information provided to the other party in accordance with the terms of this Section 11.3 (Notices)):

To Client: Evelo Biosciences, Inc.
620 Memorial Drive, 5th Floor
Cambridge, MA 02139
Attention: [***]
Email: [***]

With copy to: Evelo Biosciences, Inc.
620 Memorial Drive, 5th Floor
Cambridge, MA 02139
Attention: [***]
Email: [***]

To Cambrex: Cambrex Whippany
30 North Jefferson Rd.
Whippany NJ 07981 USA
Attention: [***]

With copy to: Cambrex Corporation
One Meadowlands Plaza
East Rutherford, NJ 07073 USA
Attention: [***]
Facsimile: [***]

11.4.    Assignment; No Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the parties, their successors and permitted assigns. Neither party may assign this Agreement, in whole or in part, without the prior written consent of the other party, except that either party may, without the other party’s consent (but subject to prior written notice), assign this Agreement in its entirety to an Affiliate or to a successor to substantially all of the business or assets of the assigning party or the assigning party’s business unit responsible for performance under this Agreement. This Agreement shall not confer any rights or remedies upon any person or entity other than the parties named herein and their respective successors and permitted assigns.

11.5.    Entire Agreement; Amendments; Waivers. This Agreement, including all attached Schedules, Proposals and Changes of Scope, together with the Quality Agreement, constitutes the entire and integrated agreement between the parties relating to the subject matter hereof and supersedes all previous written or oral negotiations, commitments, agreements, transactions or understandings with respect to the subject matter hereof, including the Term Sheet. Any modification, amendment or supplement to this Agreement must be in writing and signed by both parties to be effective, except to the extent otherwise expressly provided in this Agreement. Either party’s delay or failure to require the other party to comply with any provision of this Agreement shall not be deemed a waiver of such provision or any other provision of this Agreement, or of any other breach of such provision.
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11.6.    Conflicts. No terms, provisions or conditions of any purchase order, order acknowledgement, quote, proposal, invoice, or other business form or written authorization used by Client or Cambrex will have any effect on the rights, duties or obligations of the parties under, or otherwise modify, this Agreement, regardless of any failure of Client or Cambrex to object to such terms, provisions, or conditions, except to the extent such document specifically refers to this Agreement, sets forth an express intent to override it, and is signed by both parties.

11.7.    Construction.
(a)    Independent Contractors. The parties are independent contractors to one another and this Agreement shall not be construed to create between Cambrex and Client any other relationship such as, by way of example only, that of employer-employee, principal-agent, joint-venturers, partners or any similar relationship, the existence of which is expressly denied by the parties. Neither party shall have the power or authority to bind the other party or to assume or create any obligation, express or implied, on the other party’s behalf or in the other party’s name, nor will it represent to any person or entity that it has such power or authority.

(b)    Drafting Party. The language in this Agreement is to be construed in all cases according to its fair meaning. Cambrex and Client acknowledge that each party and its counsel have reviewed and revised this Agreement and that any rule of construction, to the effect that any ambiguities are to be resolved against the drafting party, is not to be employed in the interpretation of this Agreement.

(c)    Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such determination shall not impair or affect the validity, legality or enforceability of the remaining provisions hereof, and each provision is hereby declared to be separate, severable and distinct.

(d)    Divisions. The division of this Agreement into Articles, Sections, subsections, clauses and Schedules and the insertion of headings are for convenience of reference only and shall not affect the interpretation of this Agreement. Unless otherwise indicated, any reference in this Agreement to an Article, Section or Schedule refers to the specified Article, Section or Schedule to this Agreement. In this Agreement, the terms “this Agreement”, “hereof”, “herein”, “hereunder” and similar expressions refer to this Agreement as a whole (including any Schedules hereto) and not to any particular Article, Section, Schedule or other provision hereof.

(e)    Conventions. Whenever used in this Agreement, unless otherwise specified: (a) all monetary amounts are expressed in, and all references to “$” or “dollars” mean, the lawful currency of the United States; (b) the word “including” (with its grammatical variations) means “including without limitation,” “including but not limited to”, or words of similar import; (c) the word “days” means calendar days unless otherwise specified as business days; (d) the words “copy” and “copies” include, to the extent available, electronic copies, files or databases containing the information, files, items, documents or materials to which such words apply; (e) the word “or” will not be exclusive and will be interpreted to mean “and/or;” (f) the words “hereof” and “hereunder” and words of similar import and will be construed to refer to this Agreement in its entirety and not any particular provision hereof; (g) the word “will” will be construed to have the same meaning as the word “shall;” and (h) all references to the singular shall include the plural and vice versa, as the context reasonably requires.

11.8.    Counterparts. This Agreement may be executed in counterparts, by original, electronic or facsimile signature, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be delivered electronically by email of a signed PDF copy.

Signature page follows

IN WITNESS WHEREOF, the duly authorized representatives of the parties have executed this Agreement as of the Effective Date.

HALO PHARMACEUTICAL, INC. D/B/A CAMBREX WHIPPANY

By _/s/ Troy Player____________
Name: Troy Player
Title: President, Drug Product

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EVELO BIOSCIENCES, INC.

By _/s/ Daniel S. Char__________
Name: Daniel S. Char
Title: General Counsel & Secretary

SCHEDULES
Schedule A - Non-Conforming Product Procedures
Schedule B - Proposals
Schedule C - Quality Agreement
Schedule D - Client Equipment
Schedule E - Pre-Approved Subcontractors
Schedule F - Binding Term Sheet for Commercial Manufacturing Services Agreement
Schedule G - Additional Service Fees

SCHEDULE A

NON-CONFORMING PRODUCT PROCEDURES

The terms of this Schedule A shall apply in respect of Clinical Manufacturing Services:

1. Product Claims.

(a) Undelivered Non-Conforming Product.

(i) If Cambrex determines at any time during the performance of the Clinical Manufacturing Services (including in the performance of its obligations under Section 2.4(b)(iii) (Quality Control)), but prior to its delivery of an applicable Batch to Client, that a Batch (or any portion thereof) is Non-Conforming Product, then Cambrex shall give Client written notice thereof, including a statement as to the nature of the non-conformity and whether (and if not, why) Cambrex believes that such non-conformity was not caused primarily by Cambrex’s Fault, and a sample of the Non-Conforming Product (together, a “Cambrex Deficiency Notice”).

(ii) If Client disagrees with or desires to obtain additional information with respect to a Cambrex Deficiency Notice (i.e., with respect to whether the non-conformity is caused primarily by Cambrex’s Fault), Client shall give Cambrex written notice thereof within thirty (30) days after receiving the Cambrex Deficiency Notice. If, within thirty (30) days after Cambrex’s receipt of such notice, Cambrex and Client fail to agree as to whether Cambrex’s Fault was the primary cause of the non-conformity, the parties shall mutually select an independent laboratory or qualified person, as appropriate, to evaluate the cause of such non-conformity. The evaluation shall be binding on the parties. If the evaluation confirms that the non-conformity in the subject Batch (or portion thereof) was caused primarily by Cambrex’s Fault, then (i) Cambrex shall bear the cost of the evaluation, and (ii) the subject Batch (or portion thereof) shall be deemed Non-Conforming Product and the non-conformity shall be deemed caused primarily by Cambrex’s Fault for purposes of clause (c) below. If the evaluation determines that the non-conformity in the subject Batch (or portion thereof) was not caused primarily by Cambrex’s Fault (or if Client does not timely disagree with a Cambrex Deficiency Notice’s assertion that Non-Conforming Product was not caused primarily by Cambrex’s Fault), then (x) Client shall bear the cost of the evaluation, if applicable, and (y) the subject Batch (or portion thereof) shall not be deemed Non-Conforming Product caused primarily by Cambrex’s Fault for purposes of clause (c) below.

(b) Delivered Non-Conforming Product.

(i) Subject to the terms and conditions of this Schedule A (including Sections 1(c), 2 and 4), Client has the right to reject any portion of any shipment of Clinical Stage Product that it alleges to be Non-Conforming Product without invalidating any remainder of such shipment. Upon receipt of each Product shipment under this Agreement, Client shall visually inspect each Batch and perform any testing that the applicable Proposal or Quality Agreement requires Client to perform. Client shall give Cambrex written notice of any claim that a Batch (or portion thereof) is Non-Conforming Product, including a statement as to the nature of the non-conformity and
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whether (and if so, why) Client believes that such non-conformity was caused primarily by Cambrex’s Fault, and a sample of the allegedly Non-Conforming Product (together, a “Client Deficiency Notice”) within thirty (30) days after Client’s receipt of such Batch or, in the case of a Latent Defect, within fifteen (15) days after Client’s discovery of the Latent Defect, but in no event after the expiration date of the Batch in question. If Client fails to timely provide Cambrex with a Client Deficiency Notice, the Batch shall be deemed accepted by Client as of the 30th day after delivery or 15th day after discovery, as applicable.

(ii) If Cambrex disagrees with a Client Deficiency Notice (i.e., with respect to whether the subject Batch (or portion thereof) is Non-Conforming Product or whether the non-conformity is caused primarily by Cambrex’s Fault), Cambrex shall give Client written notice of such disagreement within thirty (30) days after receiving the Client Deficiency Notice. If, within thirty (30) days after Client’s receipt of Cambrex’s disagreement notice, Client and Cambrex fail to agree as to whether the subject Batch (or portion thereof) is Non-Conforming Product and/or whether the non-conformity was caused primarily by Cambrex’s Fault, as applicable, the parties shall mutually select an independent laboratory or qualified person, as appropriate, to evaluate whether the subject Batch (or portion thereof) is Non-Conforming Product and/or the cause of such non-conformity, as applicable. The evaluation shall be binding on the parties. If Client has asserted in the Client Deficiency Notice that a Batch (or a portion thereof) is Non-Conforming Product caused primarily by Cambrex’s Fault and the evaluation confirms that the subject Batch (or portion thereof) is Non-Conforming Product and that the non-conformity was caused primarily by Cambrex’s Fault (or if Cambrex does not timely disagree with a Client Deficiency Notice), then (i) the subject Batch (or portion thereof) shall be deemed properly rejected under this Section 1(b) of Schedule A, (ii) Cambrex shall bear the cost of the evaluation, as applicable, and (iii) the subject Batch (or portion thereof) shall be deemed Non-Conforming Product and the non-conformity shall be deemed caused primarily by Cambrex’s Fault for purposes of clause (c). If Client has asserted in the Client Deficiency Notice that a Batch (or a portion thereof) is Non-Conforming Product caused primarily by Cambrex’s Fault and the evaluation determines that the subject Batch (or portion thereof) is Non-Conforming Product but that such non-conformity is not caused primarily by Cambrex’s Fault, then the subject Batch (or portion thereof) shall be deemed Non-Conforming Product but not caused primarily by Cambrex’s Fault for purposes of clause (c). If the evaluation determines that the subject Batch (or portion thereof) is not Non-Conforming Product, then (A) the subject Batch (or portion thereof) shall be deemed accepted by Client as of the 45th day after delivery or discovery, as applicable, and (B) Client shall bear the cost of the evaluation.

(c) Remedies. In respect of any Batch (or any portion thereof) agreed or determined to be Non-Conforming Product caused primarily by Cambrex’s Fault under either Section 1(a) or 1(b) of this Schedule A, Cambrex will either (i) to the extent permitted by cGMPs and reasonably approved by Client, rework or reprocess the subject Batch (or portion thereof) at Cambrex’s cost, and, where Section 1(b)(ii) of this Schedule A applies, pay for the return shipping of the subject Batch (or portion thereof) to the Facility, or (ii) to the extent such reworking or reprocessing is not permitted by cGMPs or not approved by Client (which approval shall not be unreasonably withheld, conditioned or delayed), replace the subject Batch (or portion thereof) at Cambrex’s cost, so long as Client provides the necessary Client-Supplied Materials at Cambrex’s cost (subject, for the avoidance of doubt, to Section 7.1(b) (API)). In respect of any Batch (or any portion thereof) agreed or determined either not to be Non-Conforming Product or to be Non-Conforming Product but not caused primarily by Cambrex’s Fault under either Section 1(a) or 1(b) of this Schedule A, Client will be responsible for the cost of such Batch (or portion thereof).

2. Disposition of Product. Client shall not use or permit the use of any Clinical Stage Product that does not, or that Client has reason to believe does not, meet the Specifications or comply with Applicable Law. Client shall not, without Cambrex’s prior written consent, destroy or otherwise dispose of any Non-Conforming Products in relation to which it intends to assert a claim against Cambrex. Cambrex shall bear the cost of destroying any Batch (or any portion thereof) agreed or determined to be Non-Conforming Product caused primarily by Cambrex’s Fault under either Section 1(a)(ii) or 1(b)(ii) of this Schedule A. In all other circumstances, Client shall bear the cost of such destruction.

3. Limitations. For the avoidance of doubt, Cambrex shall have no obligation for Clinical Stage Product if any deficiencies in, or other liabilities associated with, such Clinical Stage Product (a) are caused by incorrect, unlawful or deficient Specifications (including artwork and labeling), by the safety, efficacy or marketability of API or Clinical Stage Product, or by any distribution of the Clinical Stage Product, in each case to the extent not resulting from Cambrex’s Fault, (b) result from any defect in Client-Supplied Materials that Cambrex could not reasonably discover by visual inspection or testing as required under Section 2.4(a)(i) (Client-Supplied Materials), (c) are caused by actions of Third Parties occurring after Clinical Stage Product is tendered for delivery by Cambrex pursuant to Section 2.6(a) (Risk of Loss; Title), or (d) are caused by any breach of Client’s obligations, representations, warranties or covenants under this Agreement.
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4. Sole Remedy. In addition to the remedies set forth in Section 2.4(d) (Stock Recovery & Recalls) and indemnification obligations and rights set forth in Section 7.2(a) (By Cambrex), the remedies described in this Schedule A shall be Cambrex’s sole liability and Client’s sole remedy for Non-Conforming Product.

SCHEDULE B

PROPOSALS

[To be attached successively following signing by the parties.]

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SCHEDULE B-1

PROPOSAL #1

[See attached.]

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SCHEDULE C

QUALITY AGREEMENTS

[See attached.]

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SCHEDULE D

CLIENT EQUIPMENT

Equipment / Change Parts	Price Estimate
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

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SCHEDULE E

PRE-APPROVED SUBCONTRACTORS
In addition to any subcontractors expressly identified in the Quality Agreement:

SUBCONTRACTOR	LOCATION	SERVICES
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]

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SCHEDULE F
BINDING TERM SHEET FOR
COMMERCIAL MANUFACTURING SERVICES AGREEMENT

The Commercial Manufacturing Services Agreement will reflect the terms and conditions described below, as well as other terms and conditions standard and customary for these types of agreements as the parties may agree in connection with the negotiation of the Commercial Manufacturing Services Agreement. Capitalized terms used and not otherwise defined in this Binding Term Sheet have the meanings ascribed to them in the Development and Clinical Master Services Agreement to which this Binding Term Sheet is attached (the “DCMSA”). For the avoidance of doubt, while the provisions of this Binding Term Sheet are intended to be binding as it relates to the parties’ negotiation of a Commercial Manufacturing Services Agreement, neither party shall have any obligation to purchase or supply Product for commercial sale unless and until a Commercial Manufacturing Services Agreement has been executed.

Materials: Client will provide Cambrex with conforming API and certificates of analysis at Client’s cost, DDP         (Incoterms 2020) the Facility. Cambrex will procure and purchase on behalf of Client, and test in accordance with the Quality Agreement entered into by the parties, all Components required to supply the quantities of Product specified for delivery during the first [***] of each Rolling Forecast (as defined below). The cost of Components will be included in the price of Product and not separately charged to Client; provided, that Client will be responsible for the costs of (i) Product-specific consumables and standards necessary for analytical testing of Product plus a [***] administrative fee thereon, and (ii) Product-Specific Components that become obsolete or expire while in Cambrex’s stock.

Equipment: The Commercial Manufacturing Services Agreement will reflect the terms set out in Section 2.4(a)(iii) (Equipment) and Schedule D of the DCMSA.

Forecast: On a [***] basis, Client will deliver to Cambrex a rolling forecast of the quantities of Product     which Client reasonably anticipates it will order during the subsequent [***] (the “Rolling Forecast”). For each Rolling Forecast, the amounts specified for delivery during the first [***] will be binding on Client (the “Commitment”).

Capacity: Cambrex will guarantee that it will at all times maintain manufacturing, supply and testing capacity necessary to timely satisfy any purchase orders for Product submitted by Client for quantities of Product equal to at least [***] of the most recent Rolling Forecast quantities. Cambrex shall not at any time enter into any agreement or other arrangement with any Third Party that could reasonably be expected to render Cambrex unable to (y) meet Client’s demand for the quantities of Product set forth in the most recent Rolling Forecast or (z) otherwise perform the Services. Cambrex shall promptly notify Client by telephone (confirmed by written notice) if Cambrex at any time anticipates that it may not have such capacity necessary to timely satisfy purchase orders submitted by Client for [***] of the most recent Rolling Forecast, and upon such notice, the parties will promptly meet, either in person or by teleconference, to discuss how to thereafter supply Client’s Product requirements in a timely manner.

Orders:        Client will submit purchase orders for Product volumes reflected in the Commitment. Client may submit purchase orders for additional Product volumes subject to an agreed lead time. Cambrex must, as a binding obligation of Cambrex, accept all properly submitted purchase orders for Product volumes up to [***] of the Rolling Forecast quantities and will use commercially best efforts to accept and fulfill all properly submitted purchase orders for Product volumes in excess of [***] of the Rolling Forecast quantities. Cambrex will confirm each purchase order in a signed writing delivered to Client within five (5) business days of receipt. If Cambrex is unable to meet the delivery date requested by Client in its purchase order, Cambrex shall notify Client of such in Cambrex’s confirmation writing and provide Client an alternative delivery date, which such alternative delivery date will not be more than [***] earlier or later than the requested delivery date. If Client does not submit purchase orders for Commitment volumes, it will nonetheless pay for unordered quantities on a take-or-pay basis.

Price: Client shall pay the per-unit prices for the commercial supply of Product (the “Prices”) (which Prices include the cost of all Components and shall constitute Client’s sole liability for the cost of General-Supply Components) and provision of other Services to be provided by Cambrex under the
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Commercial Manufacturing Services Agreement, as set forth in Attachment 1 to this Schedule F, and subject only to the adjustments described in this paragraph or as the parties may otherwise agree in a signed writing. The Prices (except as they relate to the cost of Components) will be subject to annual review and negotiation by the parties to address inflation or deflation, which adjustment shall be calculated based on changes to the United States Producers Price Index for Pharmaceutical Preparations (PPI), published by the United States Department of Labor, Bureau of Labor Statistics published at the end of the calendar year prior to the calendar year in which such Price adjustment is considered. Additionally, the Prices will be subject to adjustments negotiated by the parties in good faith in the event and to the extent of material changes in the assumptions underlying the Prices as a result of the development work performed under the DCMSA. For the avoidance of doubt, any change to the preliminary Specifications provided by Client constitute a “material change” for purposes of the foregoing sentence. Finally, the Prices will be subject to adjustments in the event and to the extent of increases and decreases in the actual cost of Components by at least [***] above or below, respectively, the costs on which the then-current Price is based; it being understood that Cambrex will provide reasonable supporting documentation of such increases or decreases.

Invoicing: Cambrex will invoice for Product at the time of quality release or transfer into storage, as applicable. The Commercial Manufacturing Services Agreement will reflect the payment terms and remedies set out in Section 3.3 (Payment Terms) of the DCMSA, revised as appropriate for the context of commercial supply.

Storage: At Client’s request, Cambrex will store Product at the Facility for up to [***] following its release by Cambrex’s quality group free of charge. If Client does not take delivery of Product within such period, (i) Client shall pay Cambrex a monthly storage fee in respect of the period commencing after such period at the rate set forth in Schedule G of the DCMSA or, if not so set forth therein, at Cambrex’s then-current standard rate, and (ii) upon two (2) weeks’ written notice to Client, Cambrex shall have the option to ship to Client, at Client’s cost, (A) any Product that is or contains a controlled substance or that has been held by Cambrex in storage longer than [***] and (B) any Product-Specific Components or API that have been held by Cambrex in inventory longer than [***] and that are not reasonably expected to be needed for Cambrex to manufacture Product based on Client’s then-current Rolling Forecast.

Shipping: All shipments of Product will be Ex Works (Incoterms 2020) the Facility. The Commercial Manufacturing Services Agreement will otherwise reflect the terms set out in Sections 2.6(a) (Risk of Loss; Title) and 2.6(b) (Packing and Transport) of the DCMSA, revised as appropriate for the context of commercial supply.

Quality: cGMP compliance and regulatory activities will be detailed in a quality agreement. On the parties’ agreement, such quality agreement may be the Quality Agreement entered into by the parties pursuant to Section 4.5 (Quality Agreement) of the DCMSA.

Regulatory: The Commercial Manufacturing Services Agreement will reflect the terms set out in ARTICLE 4 (Cooperation) of the DCMSA, revised as appropriate for the context of commercial supply.

Subcontractors: The Commercial Manufacturing Services Agreement will reflect the terms set out in Section 2.8 (Cambrex Subcontractors) of the DCMSA.

IP: The Commercial Manufacturing Services Agreement will reflect the terms set out in ARTICLE 9 (Intellectual Property) of the DCMSA.

Reps/Warranties:The Commercial Manufacturing Services Agreement will reflect the terms set out in ARTICLE 6 (Representations & Warranties) of the DCMSA, revised as appropriate and customary for the context of commercial supply.

Non-Conforming
Product & Fault: The Commercial Manufacturing Services Agreement will reflect the terms set out in Section 2.4(c) (Non-Conforming Services), Section 2.4(d) (Stock Recovery & Recalls), and Schedule A of the DCMSA, revised as appropriate for the context of commercial supply.

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Liability Limits
& Indemnity:    The Commercial Manufacturing Services Agreement will reflect the terms set out in ARTICLE 7 (Indemnities & Insurance) of the DCMSA, revised as appropriate and customary for the context of commercial supply, including (in particular and without limitation) that Cambrex’s liability for Indemnification Claims arising or resulting from a breach by Cambrex of any of its obligations, warranties, or representations under the Commercial Manufacturing Services Agreement will be subject to a maximum liability cap equal to:

(a) for Indemnification Claims with an Indemnification Claim Date within the period from the effective date of the Commercial Manufacturing Services Agreement to the earlier of the first anniversary thereof (the “First Year”) or the date on which clause (c) comes into effect, the lesser of (i) [***] the total Prices paid to Cambrex by Client within the period from the effective date of the Commercial Manufacturing Services Agreement to the Indemnification Claim Date, plus the total Prices that would be payable to Cambrex by Client within the First Year under all purchase orders accepted (or deemed accepted) as of the Indemnification Claim Date and all purchase orders that Client must submit through the end of the First Year to fulfill the applicable portion of the Commitment, or (ii) [***];
or
(b) for Indemnification Claims with an Indemnification Claim Date after the First Year but prior to the date on which clause (c) below comes into effect, the lesser of (i) [***] the total Prices paid to Cambrex by Client in the twelve (12) months prior to the Indemnification Claim Date, or (ii) [***];
or
(c) for Indemnification Claims with an Indemnification Claim Date after the date on which Client has paid to Cambrex aggregate Prices of [***] for the purchase of Products under the Commercial Manufacturing Services Agreement, the lesser of (i) [***] the total Prices paid to Cambrex by Client in the twelve (12) months prior to the Indemnification Claim Date, or (ii) [***].

Term: The initial term of the Commercial Manufacturing Services Agreement will be from its execution until ten (10) years thereafter. The Commercial Manufacturing Services Agreement will automatically extend for successive five (5) year renewal terms unless either party gives the other party written notice of its intent not to renew at least eighteen (18) months’ prior to the end of the then-current term. Except with respect to the terms set out in Section 5.1 (Term) of the DCMSA, the Commercial Manufacturing Services Agreement will otherwise reflect the terms set out in ARTICLE 5 (Term & Termination) of the DCMSA, revised as appropriate for the context of commercial supply.

Confidentiality: The Commercial Manufacturing Services Agreement will reflect the terms set out in ARTICLE 8 (Confidentiality) of the DCMSA.

Disputes: The Commercial Manufacturing Services Agreement will reflect the terms set out in ARTICLE 10 (Dispute Resolution) of the DCMSA.

Miscellaneous: The Commercial Manufacturing Services Agreement will reflect the terms set out in ARTICLE 11 (Miscellaneous) of the DCMSA.

Attachment 1 to Schedule F shall be subject to the terms and conditions of this Schedule F (Binding Term Sheet for Commercial Manufacturing Services Agreement). To the extent any terms or conditions of Attachment 1 to Schedule F conflict with the terms and conditions of this Schedule F (Binding Term Sheet for Commercial Manufacturing Services Agreement), the terms and conditions of this Schedule F (Binding Term Sheet for Commercial Manufacturing Services Agreement) shall control.

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ATTACHMENT 1 TO SCHEDULE F
COMMERCIAL PRICING ESTIMATES

[See attached.]

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SCHEDULE G

ADDITIONAL SERVICE FEES

Activity	Fees
Annual Product Review*	[***]
Quality Audit Fees	[***]
Post Market Stability Studies*	[***]
Artwork Change*	[***]
Storage	[***]
Personnel Hourly Rate (non-specialist)	[***]

* Applicable under Commercial Manufacturing Supply Agreement only
** Travel, accommodations and meal expenses are in addition to the audit fees listed.

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